   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 21, 2001

                                                      REGISTRATION NO. 333-

                    POST-EFFECTIVE AMENDMENT NO. 2 TO REGISTRATION NO. 333-84931
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ---------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ---------------------------

              BORGWARNER INC.                        DELAWARE               13-3404508
 (Exact name of registrant as specified in       (State or other         (I.R.S. employer
                 its charter)                    jurisdiction of      identification number)
                                                 incorporation or
                                                  organization)
         BORGWARNER CAPITAL TRUST I                  DELAWARE               52-2356357
 (Exact name of registrant as specified in       (State or other         (I.R.S. employer
                 its charter)                    jurisdiction of      identification number)
                                                 incorporation or
                                                  organization)
        BORGWARNER CAPITAL TRUST II                  DELAWARE               52-2356358
 (Exact name of registrant as specified in       (State or other         (I.R.S. employer
                 its charter)                    jurisdiction of      identification number)
                                                 incorporation or
                                                  organization)
        BORGWARNER CAPITAL TRUST III                 DELAWARE               52-2356361
 (Exact name of registrant as specified in       (State or other         (I.R.S. employer
                 its charter)                    jurisdiction of      identification number)
                                                 incorporation or
                                                  organization)

                          ---------------------------
                           200 SOUTH MICHIGAN AVENUE
                            CHICAGO, ILLINOIS 60604
                                 (312) 322-8500
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                          ---------------------------

                           LAURENE H. HORISZNY, ESQ.
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                                BORGWARNER INC.
                           200 SOUTH MICHIGAN AVENUE
                            CHICAGO, ILLINOIS 60604
                                 (312) 322-8500
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                          ---------------------------

                                    Copy to:
                              DAVID A. KATZ, ESQ.
                         WACHTELL, LIPTON, ROSEN & KATZ
                              51 WEST 52ND STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 403-1000
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                          ---------------------------   (Continued on next page)

    PURSUANT TO RULE 429(A) UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT RELATES TO SECURITIES REGISTERED UNDER THIS REGISTRATION STATEMENT AND THE SECURITIES REGISTERED AND REMAINING UNSOLD UNDER BORGWARNER INC.'S REGISTRATION STATEMENT ON FORM S-3 (REGISTRATION NO. 333-84931) INITIALLY FILED ON AUGUST 11, 1999 AND DECLARED EFFECTIVE ON AUGUST 31, 1999. PURSUANT TO RULE 429(B), THIS REGISTRATION STATEMENT, WHICH IS A NEW REGISTRATION STATEMENT, ALSO CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 2 TO BORGWARNER INC.'S REGISTRATION STATEMENT ON FORM S-3 (REGISTRATION NO. 333-84931), AND SUCH POST-EFFECTIVE AMENDMENT NO. 2 SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT AND IN ACCORDANCE WITH SECTION 8(C) OF THE SECURITIES ACT OF 1933. IN THE EVENT THAT SECURITIES PREVIOUSLY REGISTERED UNDER BORGWARNER INC.'S REGISTRATION STATEMENT ON FORM S-3 (REGISTRATION NO. 333-84931) ARE OFFERED AND SOLD PRIOR TO THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, THE AMOUNT OF SUCH PREVIOUSLY REGISTERED SECURITIES SO SOLD WILL NOT BE INCLUDED IN THE PROSPECTUS HEREUNDER.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(Continued from previous page)
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                                              PROPOSED             PROPOSED
                                             AMOUNT            MAXIMUM             MAXIMUM           AMOUNT OF
        TITLE OF EACH CLASS OF                TO BE        AGGREGATE PRICE        AGGREGATE         REGISTRATION
     SECURITIES TO BE REGISTERED          REGISTERED(1)      PER UNIT(1)     OFFERING PRICE(1)(2)       FEE
----------------------------------------------------------------------------------------------------------------
Debt Securities(3)....................
----------------------------------------------------------------------------------------------------------------
Preferred Stock, par value $0.01
  per share...........................
----------------------------------------------------------------------------------------------------------------
Voting Common Stock, par value $0.01
  per share(4)........................
----------------------------------------------------------------------------------------------------------------
Non-Voting Common Stock, par value
  $0.01 per share(4)..................
----------------------------------------------------------------------------------------------------------------
Depositary Shares(5)..................
----------------------------------------------------------------------------------------------------------------
Warrants..............................
----------------------------------------------------------------------------------------------------------------
Units.................................
----------------------------------------------------------------------------------------------------------------
Trust Preferred Securities(6).........
----------------------------------------------------------------------------------------------------------------
Trust Preferred Securities
  Guarantees(7).......................
----------------------------------------------------------------------------------------------------------------
Total.................................   $300,000,000(8)        100%           $300,000,000(8)       $75,000(9)
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(o) and General Instruction II.D. of Form S-3 under the Securities Act of 1933, the table does not specify by each class information as to the amount to be registered, the proposed maximum aggregate price per unit or the proposed maximum aggregate offering price. Subject to note (8) below, there are being registered hereunder such presently indeterminate principal amount or number of shares of debt securities, preferred stock, voting common stock, non-voting common stock, depository shares, warrants and units as may be offered, from time to time, by BorgWarner Inc. For each class of security, the amount to be registered, the proposed maximum aggregate price per unit and the proposed maximum aggregate offering price will be determined from time to time by BorgWarner Inc. in connection with the issuance by BorgWarner Inc. of the securities registered hereunder.

(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o), which permits the registration fee to be calculated on the basis of the maximum aggregate offering price of all securities listed.

(3) If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in a total maximum aggregate offering price not to exceed $300,000,000, less the dollar amount of any securities previously issued hereunder.

(4) Each share of common stock includes one preferred share purchase right. No separate consideration is payable for the preferred share purchase rights.

(5) In the event that we elect to offer to the public fractional interests in shares of preferred stock registered hereunder, depositary shares, evidenced by depositary receipts issued under a deposit agreement, will be distributed to those persons purchasing such fractional interests, and the shares of preferred stock will be issued to the depositary under any such agreement.

(6) Subject to note (8) below, there is being registered hereunder an indeterminate number of preferred securities of BorgWarner Capital Trust I, BorgWarner Capital Trust II and BorgWarner Capital Trust III (each, a "BorgWarner Capital Trust" and, collectively, the "BorgWarner Capital Trusts") as may be sold from time to time, and an indeterminate principal amount of debt securities of BorgWarner Inc. as from time to time may be issued in connection therewith at indeterminate prices.

(7) Subject to note (8) below, there is being registered hereunder all guarantees and other obligations that BorgWarner Inc. may have with respect to preferred securities that may be issued by the BorgWarner Capital Trusts. No separate consideration will be received for the guarantees or any other such obligations.

(8) Pursuant to Rule 429 under the Securities Act, in addition to the $100,000,000 aggregate amount of securities being registered under this registration statement, the prospectus contained herein will also relate to the $200,000,000 aggregate amount of unsold securities previously registered under BorgWarner Inc.'s registration statement on Form S-3 (Registration No. 333-84931) initially filed on August 11, 1999, for which a registration fee in the amount of $97,300 was paid. In no event will the aggregate initial offering price of all securities issued from time to time pursuant to the prospectus contained in this registration statement exceed $300,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. The aggregate amount of voting common stock registered hereunder is further limited to that which is permissible under Rule 415(a)(4) under the Securities Act. The securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.

(9) Calculated pursuant to Rule 457(o) at the statutory rate of $250 per $1,000,000 of securities registered. $50,000 of this filing fee was previously paid in respect of the $200,000,000 aggregate amount of unsold securities being carried forward from BorgWarner Inc.'s registration statement on Form S-3 (Registration No. 333-84931) pursuant to Rule 429. Accordingly, an additional $25,000 is being paid in connection with this registration statement.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 21, 2001

PRELIMINARY PROSPECTUS

                                  $300,000,000

                               [BORGWARNER LOGO]

                                Debt Securities
                                Preferred Stock
                              Voting Common Stock
                            Non-Voting Common Stock
                               Depositary Shares
                                    Warrants
                                     Units

                             ---------------------

                           BORGWARNER CAPITAL TRUST I
                          BORGWARNER CAPITAL TRUST II
                          BORGWARNER CAPITAL TRUST III

                           Trust Preferred Securities
 Fully and Unconditionally Guaranteed, as Described Herein, by BorgWarner Inc.

                             ---------------------

     We may offer any combination of the securities described in this prospectus in different series from time to time in amounts, at prices and on terms to be determined at or prior to the time of the offering. We will provide you with specific terms of the applicable offered securities in one or more supplements to this prospectus. The aggregate initial offering price of the securities that we may issue under this prospectus will not exceed $300,000,000.

     We urge you to read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision. This prospectus may not be used to make sales of the offered securities unless it is accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities. We may sell the securities, or we may distribute them through underwriters or dealers. In addition, the underwriters may overallot a portion of the securities.

     Our voting common stock is listed for trading on the New York Stock Exchange, Inc. under the symbol "BWA." Unless we state otherwise in a prospectus supplement, we will not list any other of these securities on any securities exchange. On November 20, 2001, the last reported sale price of our voting common stock on the New York Stock Exchange was $45.62. Prospective purchasers of voting common stock are urged to obtain current information as to the market prices of the voting common stock.

     INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" ON PAGE 7 OF THIS PROSPECTUS FOR INFORMATION ON WHERE YOU CAN FIND A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR SECURITIES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Our principal office is located at 200 South Michigan Avenue, Chicago, Illinois 60604. Our telephone number is (312) 322-8500. Our website can be found at www.bwauto.com.

               The date of this prospectus is November   , 2001.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Forward-Looking Statements............    2
About This Prospectus.................    4
About BorgWarner Inc..................    4
About the BorgWarner Capital Trusts...    6
Risk Factors..........................    7
Use of Proceeds.......................    9
Ratio of Earnings to Fixed Charges....   10
Description of Securities.............   10
Description of Debt Securities........   10
Description of Preferred Stock........   20
Description of Common Stock...........   22
Description of Depositary Shares......   26
Description of Warrants...............   28
Description of Units..................   31
Description of Trust Preferred
  Securities..........................   33

                                        PAGE
                                        ----
Description of the Guarantees.........   42
Agreement as to Expenses and
  Liabilities.........................   45
Description of Additional Terms of
  Junior Subordinated Debt Securities
  to be Issued to the Trusts..........   45
Relationship Among the Trust Preferred
  Securities, the Guarantees and the
  Junior Subordinated Debt Securities
  Held by the Trusts..................   49
Legal Ownership and Book Entry
  Issuance............................   50
Plan of Distribution..................   52
Legal Matters.........................   53
Experts...............................   53
Where You Can Find More Information...   54
Incorporation of Documents by
  Reference...........................   54

     We may not sell these securities or accept any offer to buy these securities until we deliver this prospectus and an accompanying prospectus supplement in final form. We are not using this prospectus and any accompanying prospectus supplement to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement in connection with the offer contained in this prospectus and any accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by BorgWarner Inc. or any underwriters. This prospectus and any accompanying prospectus supplement do not constitute any offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                           FORWARD-LOOKING STATEMENTS

     Certain statements contained or incorporated by reference in this prospectus, including without limitation, statements containing the words "believes," "anticipates," "hopes," "intends," "expects," "will," "plans," and other similar words may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact contained or incorporated by reference in this prospectus, that we expect or anticipate will or may occur in the future, including, without limitation, statements included in this prospectus under "About BorgWarner Inc." and located elsewhere in this prospectus regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters, are forward-looking statements. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. These forward-looking statements involve known and unknown risks, uncertainties and other factors, including those described in the section entitled "Risk Factors" in this prospectus or supplements to be provided with this prospectus, as well as other factors that might be described from time to time in our filings with the SEC, that may cause our actual results to differ materially from expectations.

     Consequently, all of the forward-looking statements contained or incorporated by reference in this prospectus are qualified by these cautionary statements, and there can be no assurances that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us and our subsidiaries or our business or operations. Given these uncertainties, prospective investors are cautioned not to place undue reliance on those forward-looking statements. All subsequent forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by any of those factors described above and in the documents containing such forward-looking statements. We disclaim any obligation to update or to announce publicly any updates or revisions to any of the forward-looking statements contained or incorporated by reference in this prospectus to reflect any change in our expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying the statements.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of proceeds of $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the manner in which the securities will be offered. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. Prospectus supplements may also add, update or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information."

     The information in this prospectus speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

     References in this prospectus to the terms "we" or "us" or other similar terms mean BorgWarner Inc. or, as applicable, the BorgWarner Capital Trusts, unless we state otherwise or the context indicates otherwise.

                             ABOUT BORGWARNER INC.

     We are a leading global supplier of highly engineered systems and components for powertrain applications. Our products help to improve vehicle performance, fuel efficiency and handling and to reduce emissions. Our products are manufactured and sold worldwide, primarily to original equipment manufacturers of passenger cars, sport utility vehicles, trucks and commercial transportation products. We have five reportable operating segments: Air/Fluid Systems, Cooling Systems, Morse TEC, TorqTransfer Systems and Transmission Systems.

     - Air/Fluid Systems. For the nine months ended September 30, 2001, Air/Fluid Systems had sales of $269.0 million, accounting for 15% of our sales during that period. Air/Fluid Systems accounted for $427.8 million (17%) of our consolidated 2000 net sales before divested operations, businesses held for sale and intersegment eliminations. Air/Fluid Systems designs and manufactures sophisticated electro-mechanical, mechanical and electronic components and systems used for automated transmissions, fluid pumps, engine air intake modules, engine emission controls and actuation systems. Key products for transmission controls include single-function solenoids, complex solenoids and multi-function modules. We also manufacture a wide variety of fluid pumps, including engine hydraulic pumps for variable cam timing and engine lubrication. Key products for engine air intake management include throttle bodies, intake manifolds, throttle position sensors and complete engine induction systems. We also manufacture products to control emissions and improve gas mileage, such as electric air pumps, air control valves and exhaust gas recirculation valves. These products are provided from facilities in the United States and France.

     - Cooling Systems. For the nine months ended September 30, 2001, Cooling Systems had sales of $169.6 million, accounting for 9% of our sales during that period. Cooling Systems accounted for $281.3 million (11%) of our consolidated 2000 net sales before divested operations, businesses held for sale and intersegment eliminations. Cooling Systems, our newest segment, is a combination of the businesses acquired from Eaton Corporation and the Schwitzer cooling businesses acquired as part of the Kuhlman Corporation acquisition in 1999. Cooling Systems manufactures viscous and electronically activated fan clutches, on-off fan drives and fans which are used as part of the engine cooling system. Product features include improved fuel economy and emissions control by minimizing parasitic power loss. These products are provided from facilities in the United States, Germany, the United Kingdom, Brazil, Korea and China. We believe that we are a leading global supplier of such products, but compete with other large independent producers and divisions of our original equipment manufacturer customers. This business serves the light, medium and heavy duty truck markets.

     - Morse Tec. For the nine months ended September 30, 2001, Morse TEC had sales of $653.9 million, accounting for 37% of our sales during that period. Morse TEC accounted for $885.8 million (34%) of our consolidated 2000 net sales before divested operations, businesses held for sale and intersegment eliminations. Morse TEC manufactures chain and chain systems, including HY-VO(R) front-wheel drive transmission chain and four-wheel drive chain, MORSE GEMINI(R) Chain Systems, timing chain and timing chain systems, crankshaft and camshaft sprockets, chain tensioners and snubbers and turbochargers for passenger car and commercial vehicle applications. These products are provided from facilities in North America, Europe, Japan and South America.

       HY-VO(R) chain is used in transmissions and for four-wheel drive transfer case applications. Transmission chain is used to transfer power from the engine to the transmission. Our MORSE GEMINI(R) Chain System emits significantly less chain pitch frequency noise than conventional transmission chain systems. The chain in a transfer case distributes power between the front and rear output shafts which, in turn, drive the front and rear wheels. We believe that we are the world's leading manufacturer of chain for front-wheel drive transmissions and four-wheel drive transfer cases. We are an original equipment supplier to every major manufacturer that uses chain for such applications.

       Our timing chain system is used on Ford Motor Company's family of overhead cam engines, including the Duratech and Triton engines, as well as Chrysler's 2.7-liter, 3.7-liter and 4.7-liter overhead cam engines. We have been selected to provide timing systems for a number of Japanese and European applications. We believe that we are the world's leading manufacturer of timing chain systems.

       This segment also provides turbochargers for passenger car, commercial vehicle and industrial applications for diesel and gasoline engine manufacturers in Europe, North America, South America and Asia. A turbocharger is a device designed to force additional intake air into the engine to create a cleaner and more powerful ignition. Benefits of turbocharging in both passenger car and commercial vehicle applications include greater power for a given engine size, improved fuel economy and significantly reduced emissions. We believe that we are a leading manufacturer of turbochargers worldwide.

     - Torqtransfer Systems. For the nine months ended September 30, 2001, TorqTransfer Systems had sales of $369.1 million, accounting for 21% of our sales during that period. TorqTransfer Systems accounted for $526.7 million (21%) of our consolidated 2000 net sales before divested operations, businesses held for sale and intersegment eliminations. TorqTransfer Systems' products include four-wheel drive and all-wheel drive transfer cases and torque management systems to transfer torque within the drivetrain for rear-wheel drive and front-wheel drive based vehicles. These products are provided from facilities in the United States, the United Kingdom and India.

       Transfer cases are installed primarily on light trucks and sport utility vehicles. A transfer case attaches to the transmission and distributes torque to the front and rear axles for four-wheel drive, improving vehicle control during off-road use and in a variety of road conditions. We have designed and developed an exclusive four-wheel drive TORQUE-ON-DEMAND(R) transfer case system, which allows vehicles to shift automatically from two-wheel drive to four-wheel drive when electronic sensors indicate it is necessary. The TORQUE-ON-DEMAND(R) transfer case is available on the Ford Explorer, the best selling sport utility vehicle in the United States in 2000, 1999 and 1998, and the Ford Expedition, Lincoln Navigator, Isuzu Trooper and SsangYong Musso from Daewoo.

       Sales of four-wheel drive transfer cases represented 19%, 22% and 27% of our total revenues for 2000, 1999 and 1998, respectively. We believe that we are the world's leading independent manufacturer of four-wheel drive transfer cases, producing approximately 1.1 million transfer cases in 2000. Our largest customer of four-wheel drive transfer cases is Ford. We supply the majority of the four-wheel drive transfer cases for Ford, including those installed in the Ford Explorer, the Ford Expedition, the Ford F-150 and Ranger pick-up trucks, the Mercury Mountaineer and the Lincoln Navigator.

       One of our latest four-wheel drive products is the INTERACTIVE TORQUE MANAGEMENT(TM) system, which is featured on the new Acura MDX crossover vehicle under a five-year supply agreement. This product uses electronically controlled clutches to distribute power to the individual rear wheels when traction is required. We are actively involved in developing this technology for new applications in front-wheel drive based crossover vehicles and passenger cars.

     - Transmission Systems. For the nine months ended September 30, 2001, Transmission Systems had sales of $320.6 million, accounting for 18% of our sales during that period. Transmission Systems accounted for $437.5 million (17%) of our consolidated 2000 net sales before divested operations, businesses held for sale and intersegment eliminations. We engineer and manufacture components for automatic transmissions and the systems that combine such components around the world. Principal product lines include friction plates, one-way clutches, transmission bands and torque converter lock-up clutches for automatic transmissions. These products are provided from facilities in the United States, Korea, Germany and the United Kingdom. We are a supplier to virtually every major automatic transmission manufacturer in the world. Our 50%-owned joint venture in Japan, NSK-Warner Kabushiki Kaisha, is a leading producer of friction plates and one-way clutches in Japan.

     Our executive offices are located at 200 South Michigan Avenue, Chicago, Illinois 60604. Our telephone number is (312) 322-8500. Our website can be found at www.bwauto.com.

     Additional information regarding us, including our audited financial statements and descriptions of our business, is contained in the documents incorporated by reference in this prospectus. See "Where You Can Find More Information" below and "Incorporation of Documents by Reference" below.

                      ABOUT THE BORGWARNER CAPITAL TRUSTS

     Each of BorgWarner Capital Trust I, BorgWarner Capital Trust II and BorgWarner Capital Trust III is a statutory business trust newly formed under Delaware law by us, as sponsor of each of the trusts, and Bank One Trust Company, National Association, as trustee in the State of Delaware pursuant to the Delaware Business Trust Act. The trusts have been formed solely:

     - For the possible sale of one or more series of trust preferred securities under this prospectus and the sale of trust common securities to us or one of our subsidiaries at the time of any sale of trust preferred securities;

     - To purchase our junior subordinated debt securities with the proceeds of any sale of their securities; and

     - To engage in related activities.

     The principal place of business of each trust is c/o BorgWarner Inc., 200 South Michigan Avenue, Chicago, Illinois 60604, and its telephone number is
(312) 322-8500.

                                  RISK FACTORS

     An investment in our securities involves a high degree of risk. In addition to the other information included in this prospectus, the prospectus supplement applicable to each type or series of securities we offer will contain a discussion of risks applicable to an investment in our company and to the particular types of securities that we are offering under that prospectus supplement. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed below and under the caption "Risk Factors" in the applicable prospectus supplement, together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also refer to the discussion above under the heading "Forward-Looking Statements."

     You should carefully consider the following factors before you make any decision to invest in the securities described in this prospectus and any accompanying prospectus supplement:

OUR INDUSTRY IS CYCLICAL AND OUR RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED BY INDUSTRY DOWNTURNS

     Automotive and truck production and sales are cyclical and sensitive to general economic conditions and other factors. For example, as compared to the first half of 2000, automotive and truck production in the first half of 2001 decreased in North America and, to a lesser degree, in Asia, while Europe experienced a slight increase. As a result, our sales from ongoing businesses declined by 10% during the first nine months of 2001. Significant reduction in automotive or truck production in any of the above geographic areas would have a material adverse effect on our sales to original equipment manufacturers and our financial position and operating results.

WE ARE DEPENDENT ON SPORT UTILITY VEHICLE AND LIGHT TRUCK MARKET SEGMENTS

     Some of our products, in particular four-wheel drive transfer cases, are currently used exclusively in four-wheel drive systems for sport utility vehicles and light trucks. For 2000, sales of four-wheel drive transfer cases represented 19% of our total consolidated revenue. Any significant reduction in production in this market segment or loss of business in this market segment would have a material adverse effect on our sales to original equipment manufacturers and our financial position and operating results.

WE FACE STRONG COMPETITION

     We compete worldwide with a number of other manufacturers and distributors that produce and sell products similar to ours. Price, quality and technological innovation are the primary elements of competition. Our competitors include vertically integrated units of our major original equipment manufacturer customers, as well as a large number of independent domestic and international suppliers. We are not as large as a number of these companies and do not have as many financial or other resources. The competitive environment has changed dramatically over the past few years as our traditional U.S. original equipment manufacturer customers, faced with intense international competition, have expanded their worldwide sourcing of components. As a result, we have experienced competition from suppliers in other parts of the world that enjoy economic advantages, such as lower labor costs, lower health care costs and, in some cases, export or raw materials subsidies. Increased competition could adversely affect our businesses.

WE ARE UNDER SUBSTANTIAL PRESSURE FROM ORIGINAL EQUIPMENT MANUFACTURERS TO REDUCE THE PRICES OF OUR PRODUCTS

     There is substantial and continuing pressure on original equipment manufacturers to reduce costs, including costs of products we supply. Although original equipment manufacturers have indicated that they will continue to rely on outside suppliers, a number of our major original equipment manufacturer customers manufacture products for their own uses that directly compete with our products. These original equipment manufacturers could elect to manufacture such products for their own uses in place of the products we currently supply. We believe that our ability to develop proprietary new products and to control our costs will allow us to remain competitive. However, we cannot assure you that we will be able to improve or maintain our gross margins on product sales to original equipment manufacturers or that the recent trend by original equipment manufacturers towards increased outsourcing will continue.

     Annual price reductions to original equipment manufacturer customers appear to have become a permanent feature of our business environment. In 1999 and 2000, we granted $35 million and $16 million worth of price reductions, respectively. To maintain our profit margins, we seek price reductions from our suppliers, improve production processes to increase manufacturing efficiency, update product designs to reduce costs and develop new products the benefits of which support increased pricing. Our ability to pass through increased raw material costs to our original equipment manufacturer customers is limited, with cost recovery less than 100% and often on a delayed basis. We cannot assure you that we will be able to reduce costs in an amount equal to annual price reductions and increases in raw material costs.

WE RELY ON SALES TO SEVERAL MAJOR CUSTOMERS

     Our worldwide sales in 2000 to Ford Motor Company, DaimlerChrysler and General Motors Corporation constituted approximately 30%, 19% and 13%, respectively, of our 2000 consolidated sales. The corresponding percentages for 1999 were 31%, 19% and 13%. No other single customer accounted for more than 10% of our consolidated sales in 1999 or 2000. Our 2000 consolidated sales do not include the approximately $348 million of sales made by our unconsolidated joint ventures. If sales from these unconsolidated joint ventures were included in 2000 consolidated sales, our worldwide sales to Toyota Motor Corporation and its affiliates would be approximately 7% of consolidated sales.

     Although we have had long-standing relationships with each of Ford, DaimlerChrysler, General Motors and Toyota and have sold a wide variety of products to various divisions of each company globally, the loss of any significant portion of our sales to any of these customers would have a material adverse effect on our financial position and operating results.

WE ARE SENSITIVE TO THE EFFECTS OF OUR MAJOR CUSTOMERS' LABOR RELATIONS

     All three of our primary North American customers, Ford, DaimlerChrysler and General Motors, have major union contracts with the United Automobile, Aerospace and Agricultural Implement Workers of America. Because of domestic original equipment manufacturers' dependence on a single union, we are affected by labor difficulties and work stoppages at original equipment manufacturers' facilities. Any work stoppage could have a material adverse effect on our financial position and operating results. For example, we lost approximately $25 million in revenue as result of the 1998 54-day strike by the union at General Motors.

A SIGNIFICANT PART OF OUR LABOR FORCE IS UNIONIZED

     As of December 31, 2000, approximately 39% of our domestic hourly employees were unionized. Our two most significant domestic collective bargaining agreements are for our Muncie, Indiana plant and our Ithaca, New York plant. The Muncie agreement expires in March 2006 and the Ithaca agreement expires in October 2003. The hourly workers at our European facilities are also unionized. While we believe that our relations with our employees are good, a prolonged dispute with our employees could have a material adverse effect on our financial position and operating results.

WE ARE SUBJECT TO EXTENSIVE ENVIRONMENTAL REGULATIONS

     Our operations are subject to laws governing, among other things, emissions to air, discharges to waters and the generation, handling, storage, transportation, treatment and disposal of waste and other materials. We believe that our business, operations and activities have been and are being operated in compliance in all material respects with applicable environmental and health and safety laws. However, the operation of automotive parts manufacturing plants entails risks in these areas, and we cannot assure you that we will not incur material costs or liabilities as a result. Furthermore, through various acquisitions over the years, we have acquired a number of manufacturing facilities, and we cannot assure you that we will not incur materials costs and liabilities relating to activities that predate our ownership. In addition, potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws that may be adopted in the future.

     We believe that the overall impact of compliance with regulations and legislation protecting the environment will not have a material adverse effect on our future financial position or operating results, but we cannot assure you that this will be the case. Capital expenditures and expenses in 2000 attributable to compliance with environmental laws were not material.

WE MAY HAVE LIABILITY UNDER ENVIRONMENTAL LAWS

     We and certain of our current and former direct and indirect corporate predecessors, subsidiaries and divisions have been identified by the United States Environmental Protection Agency and certain state environmental agencies and private parties as potentially responsible parties at various hazardous waste disposal sites under the Comprehensive Environmental Response, Compensation and Liability Act and equivalent state laws. As a result, as of September 30, 2001, we may be liable for the cost of clean-up and other remedial activities at 45 of these sites.

     Based on information available to us, we have established a reserve in our financial statements for indicated environmental liabilities, with a balance of approximately $14.5 million at September 30, 2001. We currently expect this amount to be expended over the next three to five years.

     We believe that none of these matters, individually or in the aggregate, will have a material adverse effect on our future financial position or operating results, either because estimates of the maximum potential liability at a site are not large or because liability will be shared with other potentially responsible parties. However, we cannot assure you of the ultimate outcome.

     In connection with the sale of Kuhlman Electric Corporation, we agreed to indemnify the buyer and Kuhlman Electric for certain environmental liabilities relating to the past operations of Kuhlman Electric. During 2000, Kuhlman Electric notified us that it discovered potential environmental contamination at its Crystal Springs, Mississippi plant while undertaking an expansion of the plant.

     We have been working with the Mississippi Department of Environmental Quality and Kuhlman Electric to investigate the extent of the contamination. To date, the investigation has revealed the presence of PCBs in portions of the soil at the plant and neighboring areas. In cooperation with state and federal environmental agencies, we have addressed the contiguous areas, and have submitted plans to address additional areas. During 2001, several lawsuits claiming personal and property damage were filed against Kuhlman Electric and others, including us. We have moved to be dismissed from these lawsuits.

     We have filed a lawsuit against Kuhlman Electric seeking a declaration of the scope of our contractual indemnity. As the clean-up is continuing and the courts have not yet ruled on the lawsuits, we cannot now estimate the potential liability associated with this matter.

                                USE OF PROCEEDS

     Unless we inform you otherwise in a prospectus supplement, we intend to use the net proceeds of any securities sold for general corporate purposes, which may include, among other things, additions to working capital, repayment or refinancing of existing indebtedness or other corporate obligations, financing of capital expenditures and acquisitions, investment in existing and future projects, and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratios of earnings to fixed charges for the periods indicated below were as follows:

                                    NINE MONTHS
                                       ENDED
    YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
--------------------------------   -------------
1996   1997   1998   1999   2000   2000    2001
----   ----   ----   ----   ----   -----   -----
2.8x   5.9x   5.2x   4.5x   3.2x   3.6x    3.2x

     In the computation of our ratios of earnings to fixed charges, earnings consist of earnings before income taxes, minority interests, fixed charges, capitalized interest amortization expense and distributed income of equity investees. Fixed charges consist of interest expense excluding the benefit of capitalized interest and including one-third of rental expense (approximate portion representing interest).

                           DESCRIPTION OF SECURITIES

     This prospectus contains a summary of the debt securities, preferred stock, voting common stock, non-voting common stock, depositary shares, warrants, units, trust preferred securities and guarantees that we may offer. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms and conditions for each security.

     Any of the securities described herein and in a prospectus supplement may be issued separately or as part of a unit consisting of two or more securities, which may or may not be separable from one another.

                         DESCRIPTION OF DEBT SECURITIES

     The following descriptions of the terms of the debt securities set forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such offered debt securities. To the extent that any prospectus supplement is inconsistent with any provision in this summary, the information contained in such prospectus supplement will control.

     The debt securities that will be our senior debt will be issued under an Indenture (the "Senior Debt Indenture") to be entered into between us and a trustee to be determined (the "Senior Trustee"). The debt securities that will be our subordinated debt ("Subordinated Debt Securities") will be issued under an Indenture (the "Subordinated Debt Indenture" and, collectively with the Senior Debt Indenture, the "Indentures"), to be entered into between us and a trustee to be determined (the "Subordinated Trustee"). The forms of the Indentures and the debt securities have been filed, or will be filed by amendment, as exhibits to the registration statement and you should read them for the provisions that may be important to you. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). We have summarized certain provisions of the Indentures and the debt securities below. The summary is not complete and is subject to, and qualified in its entirety by reference to, the Indentures and the debt securities. Capitalized terms used in the summary have the meanings set forth in the applicable Indenture unless otherwise defined herein.

GENERAL

     The debt securities will be our unsecured senior or subordinated obligations.

     The Indentures do not limit the amount of debt securities that we may issue thereunder and provide that we may issue debt securities under the Indentures from time to time in one or more series.

     Reference is made to the prospectus supplement for the following terms of and information relating to the offered debt securities (to the extent such terms are applicable to such debt securities):

     - classification as senior or subordinated debt securities;

     - the specific designation, aggregate principal amount, purchase price and denomination of the offered debt securities;

     - the currency or units based on or relating to currencies in which such debt securities are denominated and/or in which principal (and premium, if any) and/or any interest will or may be payable;

     - any date of maturity;

     - the method by which amounts payable in respect of principal, premium (if any) or interest on, or upon the redemption of, such debt securities may be calculated, and any currencies or indices, or value, rate or price, relevant to such calculation;

     - interest rate or rates (or the method by which such rate or rates will be determined), if any; the date or dates on which any such interest will be payable;

     - the place or places where the principal of and interest, if any, on the offered debt securities will be payable;

     - any redemption, repayment or sinking fund provisions for the offered debt securities;

     - whether the offered debt securities will be issuable in registered form or bearer form ("Bearer Securities") or both and, if Bearer Securities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Bearer Securities;

     - any applicable U.S. federal income tax consequences, including whether and under what circumstances we will pay additional amounts on offered debt securities held by a person who is not a U.S. person (as defined in the prospectus supplement) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts;

     - the anticipated market for the offered debt securities; and

     - any other specific terms of the offered debt securities, including any additional or different events of default, remedies or covenants provided for with respect to such debt securities, and any terms which may be required by or advisable under applicable laws or regulations.

     Debt securities may be presented for exchange and registered debt securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the applicable Indenture. Bearer Securities and the coupons, if any, attached to such Bearer Securities will be transferable by delivery.

     Debt securities may bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount. Special U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the relevant prospectus supplement.

     We may issue debt securities from time to time with payment terms which are calculated by reference to the value or price of one or more currencies or indices. Holders of such debt securities may receive a payment of the principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, or a redemption amount on any redemption date that is greater than or less than the principal amount of such debt securities, depending upon the value or price on such dates of the applicable currency or index. Information for determining the amount of principal, premium (if any), interest or redemption amounts payable on any date, the currencies, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the relevant prospectus supplement.

     We are a holding company with no material assets other than the stock of our subsidiaries. Our subsidiaries conduct substantially all of our operations and own substantially all of our assets. Consequently, our operating cash flow and our ability to make principal and interest payments on our outstanding indebtedness depend upon the cash flow of our subsidiaries and the payment of funds by our subsidiaries to us in the form of loans, dividends or otherwise. Our subsidiaries are not obligated to make funds available to us for payment on the debt securities or otherwise.

     The debt securities effectively will rank junior to all liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of any of our subsidiaries, and following payment of these liabilities, our subsidiaries may not have sufficient assets remaining to make payments to us as a stockholder or otherwise.

CERTAIN DEFINITIONS

     "Attributable Indebtedness" means, with respect to any Sale/Leaseback Transaction as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended).

     "Consolidated Net Tangible Assets" means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities (excluding any current liabilities which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (3) appropriate adjustments on account of minority interests of other Persons holding stock of our Subsidiaries, all as set forth on our most recent balance sheet (but, in any event, as of a date within 150 days of the date of determination) and computed in accordance with generally accepted accounting principles.

     "Consolidated Net Worth" means the amount of total stockholders' equity shown in our most recent consolidated statement of financial position.

     "Current Assets" of any Person includes all assets of such Person that would in accordance with generally accepted accounting principles be classified as current assets.

     "Current Liabilities" of any Person includes all liabilities of such Person that would in accordance with generally accepted accounting principles be classified as current liabilities.

     "Net Rental Payments" under any lease for any period means the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments or similar charges.

     "Non-Recourse Indebtedness" means our indebtedness or the indebtedness of any of our Subsidiaries in respect of which the recourse of the holder of such indebtedness, whether direct or indirect and whether contingent or otherwise, is effectively limited to specified assets, and with respect to which neither we nor any of our Subsidiaries provide any credit support.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Principal Property" means any manufacturing plant or warehouse, together with the land upon which it is erected and fixtures comprising a part thereof, that we own or that is owned by one of our Subsidiaries which constitutes a " significant subsidiary" as defined in Rule 1-02 of Regulation S-X of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is located in the United States, the gross book value (without deduction of any reserve for depreciation) of which on the date as of which the determination is being made is an amount which exceeds 1% of Consolidated Net Tangible Assets, other than any such manufacturing plant or warehouse or any portion thereof (together with the land upon which it is erected and fixtures comprising a part thereof) (1) which is financed by industrial development bonds or (2) which, in the opinion of our board of directors, is not of material importance to our total business conducted and the total business conducted by our Subsidiaries, taken as a whole.

     "Sale/Leaseback Transaction" means any arrangement with any Person pursuant to which we or any of our Subsidiaries lease for a period of more than three years, any real or personal property, which property we have or such Subsidiary has sold or transferred or will sell or transfer to such Person in contemplation of such leasing.

     "Subsidiary" of a Person means (1) any corporation more than 50% of the outstanding securities having ordinary voting power of which is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (2) any partnership or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned. For the purposes of this definition, "Securities Having Ordinary Voting Power" means securities or other equity interests that ordinarily have voting power for the election of directors, or persons having management power with respect to the Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

SENIOR DEBT

     The debt securities and coupons, if any, appertaining thereto that will constitute part of our senior debt will be issued under the Senior Debt Indenture and will rank pari passu with all of our other unsecured and unsubordinated debt.

  LIMITATION ON LIENS

     The Senior Debt Indenture provides that we will not, and will not permit any of our Subsidiaries to, issue, assume or guarantee any indebtedness for money borrowed ("Debt") if such Debt is secured by a mortgage, pledge, security interest or lien (a "Mortgage" or "Mortgages") upon any of our Principal Properties or of any of our Subsidiaries' Principal Properties or upon any shares of stock or other stock or other equity interest or indebtedness of any of our Subsidiaries (whether such property, shares of stock or other equity interest or indebtedness is now owned or hereafter acquired) which owns any Principal Property, without in any such case effectively providing that the debt securities shall be secured equally and ratably with (or prior to) such Debt; provided, however, that the foregoing restrictions shall not apply to:

     - mortgages existing on the date the debt securities are originally issued or mortgages provided for under the terms of agreements existing on such date;

     - mortgages on Current Assets securing Current Liabilities;

     - mortgages on any property we or any of our Subsidiaries acquire, construct, alter or improve after the date of the Indenture that are created or assumed contemporaneously with or within one year after such acquisition (or, in the case of property constructed, altered or improved, after the completion and commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of the purchase price or cost of such property, provided that in the case of any such construction, alteration or improvement the mortgages shall not apply to any property we or any of our Subsidiaries theretofore owned, other than (1) the property so altered or improved and
       (2) any theretofore unimproved real property on which the property so constructed or altered, or the improvement, is located;

     - existing mortgages on property we or any of our Subsidiaries acquire (including mortgages on any property acquired from a Person that is consolidated with or merged with or into us or any of our Subsidiaries) or mortgages outstanding at the time any Person becomes one of our Subsidiaries that are not incurred in connection with such entity becoming one of our Subsidiaries;

     - mortgages in our or any of our Subsidiaries' favor;

     - mortgages on any property (1) in favor of domestic or foreign governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute, (2) securing indebtedness incurred to finance all or any part of the purchase price or cost of constructing, installing or improving the property subject to such mortgages, including mortgages to secure Debt of the pollution control or industrial revenue bond type, or (3) securing indebtedness issued or guaranteed by the United States, any state, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction; and

     - any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing bullet points; provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, together with the reasonable costs related to such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property that secured the mortgage so extended, renewed or replaced (plus improvements on such property).

     Notwithstanding the foregoing, we and any of our Subsidiaries may, without securing the debt securities, issue, assume or guarantee secured Debt (that would otherwise be subject to the foregoing restrictions) in an aggregate amount that, together with all other such secured Debt and the aggregate amount of our and our Subsidiaries' Attributable Indebtedness deemed to be outstanding in respect of all Sale/Leaseback Transactions entered into pursuant to the provisions described below under "-- Limitation on Sale/Leaseback Transactions" (excluding any such Sale/Leaseback Transactions the proceeds of which have been applied in accordance with clauses (2) or (3) under the "-- Limitation on Sale/Leaseback Transactions" covenant described below), does not exceed 10% of the Consolidated Net Worth, as shown on a consolidated balance sheet as of a date not more than 90 days prior to the proposed transaction we prepare in accordance with generally accepted accounting principles.

  LIMITATION ON SALE/LEASEBACK TRANSACTIONS

     The Senior Debt Indenture provides that we will not, and will not permit any of our Subsidiaries to, enter into any Sale/Leaseback Transaction with any Person (other than us or one of our Subsidiaries) unless:

     (1) at the time of entering into such Sale/Leaseback Transaction, we or such Subsidiary would be entitled to incur Debt, in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction, secured by a mortgage on the property subject to such Sale/ Leaseback Transaction, pursuant to the provisions of the covenant described under "-- Limitation on Liens" without equally and ratably securing the debt securities pursuant to such provisions;

     (2) after the date on which debt securities are first issued, and within a period commencing six months prior to the consummation of such Sale/Leaseback Transaction and ending six months after the consummation thereof, we or such Subsidiary shall have expended for property used or to be used in our or such Subsidiary's ordinary course of business (including amounts expended for additions, expansions, alterations, repairs and improvements thereto) an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction, and we shall have elected to designate such amount as a credit against such Sale/Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (3) below); or

     (3) during the 12-month period after the effective date of such Sale/Leaseback Transaction, we shall have applied to the voluntary defeasance or retirement of debt securities or any of our pari passu indebtedness an amount equal to the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction, which amount shall not be less than the fair value of such property at the time of entering into such Sale/Leaseback Transaction (adjusted to reflect any amount we expended as set forth in clause (2) above), less an amount equal to the principal amount of such debt securities and pari passu indebtedness we voluntarily defeased or retired within such

         12-month period and not designated as a credit against any other Sale/Leaseback Transaction we or any of our Subsidiaries entered into during such period.

     Unless otherwise specified in the prospectus supplement relating to a particular series of offered debt securities, the covenants applicable to the debt securities would not necessarily afford holders protection in the event that we are involved in a highly leveraged or other transaction, or in the event of a material adverse change in our financial position or results of operations. Unless otherwise specified in the prospectus supplement relating to a particular series of offered debt securities, the debt securities do not contain any other provisions that are designed to afford protection in the event that we are involved in a highly leveraged transaction.

SUBORDINATED DEBT

     The debt securities and coupons, if any, attached to such debt securities that will constitute part of the Subordinated Debt Securities will be issued under the Subordinated Debt Indenture and will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Debt Indenture, to all of our Senior Indebtedness. The Subordinated Debt Indenture defines "Senior Indebtedness" as all of our indebtedness, including indebtedness we have guaranteed or assumed, for borrowed money or evidenced by bonds, debentures, notes, letters of credit, interest rate exchange agreements, currency exchange agreements, commodity forward contracts or other similar instruments, or indebtedness or obligations with respect to any lease of real or personal property whether existing on the date hereof or hereinafter incurred, and any guarantee, amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation, provided that Senior Indebtedness shall not include (1) obligations that, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, were without recourse to the issuer, (2) our obligations to any of our Subsidiaries and (3) any other obligations which by the terms of the instrument creating or evidencing the same are specifically designated as not being senior in right of payment to the Subordinated Debt Securities.

     In the event (1) of any insolvency or bankruptcy proceedings, or any receivership, liquidation or other similar proceedings including reorganization in respect of our company or a substantial part of our property, or (2) that (a) a default shall have occurred with respect to the payment of principal of (and premium, if any) or any interest on or other monetary amounts due and payable on any Senior Indebtedness or (b) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, or interest, or other monetary amounts due and payable) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof, and such default or event of default shall not have been cured or waived or shall not have ceased to exist, unless, in the case of a default under clause (b) above, the default with respect to the Senior Indebtedness is cured or waived, or 180 days pass after notice of the default is given to the holders of Senior Indebtedness (unless the maturity of such Senior Indebtedness has been accelerated), then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount unpaid thereon, or provision shall be made, in accordance with the relevant Senior Indebtedness, for such payment in money or money's worth, before the holders of any of the Subordinated Debt Securities or coupons are entitled to receive a payment on account of the principal of (and premium, if any) or any interest on the indebtedness evidenced by such Subordinated Debt Securities or of such coupons. No new period of suspension of payments under clause (b) above may be commenced by reason of the same event of default (or any other event of default that existed or was continuing on the date of the commencement of such period) within twelve months after the first such notice relating thereto. Without limitation of the foregoing, upon any acceleration of the Subordinated Debt Securities because of an event of default, we must promptly notify the holders of Senior Indebtedness of such acceleration, and may not pay the Subordinated Debt Securities unless
(A) 120 days pass after such acceleration and (B) the terms of the Subordinated Debt Indenture permit such payment at such time.

     By reason of such subordination, in the event of our bankruptcy, insolvency or liquidation, our creditors who are holders of Senior Indebtedness and our general creditors may recover more, ratably, than holders of the Subordinated Debt Securities. Certain of our contingent obligations, including certain guarantees, letters of credit, interest rate exchange agreements, currency exchange agreements and commodity forward contracts, would constitute Senior Indebtedness if we became obligated to pay such contingent obligations.

     We expect from time to time to incur additional indebtedness constituting Senior Indebtedness. The Subordinated Debt Indenture does not prohibit or limit the incurrence of additional Senior Indebtedness or any other indebtedness and does not require us to adhere to financial covenants or similar restrictions. To the extent we issue Subordinated Debt Securities, we refer you to the applicable prospectus supplement for the amount of Senior Indebtedness outstanding.

CONVERSION AND EXCHANGE

     The terms, if any, on which debt securities of any series will be convertible into or exchangeable for our common stock or preferred stock, property or cash, or a combination of any of the foregoing, will be summarized in the prospectus supplement relating thereto. Such terms may include provisions for conversion or exchange, either on a mandatory basis, at the option of the holder, or at our option, in which case the number of our shares of common stock or preferred stock to be received by the holders of the debt securities would be calculated according to the factors and at such time as summarized in the related prospectus supplement. The prospectus supplement will also summarize the material federal income tax consequences applicable to such convertible or exchangeable debt securities.

EVENTS OF DEFAULT

     An "Event of Default" is defined under each Indenture with respect to debt securities of any series issued under such Indenture as being:

     - default in the payment of any interest on any debt security when it becomes due and payable, and continuance of such default for a period of 30 days;

     - default in the payment of the principal of any debt security at its maturity;

     - default in our performance (or our breach) of any of our covenants or agreements in such Indenture, continued for 90 days after we receive written notice;

     - acceleration of, or any failure to pay at final maturity, any of our or our Subsidiaries' Debt (other than the debt securities or Non-Recourse Indebtedness) in an aggregate amount in excess of $25 million if such acceleration is not rescinded or annulled, or such indebtedness shall not have been discharged, within 15 days after we receive written notice thereof; and

     - certain events of our or of one of our Significant Subsidiaries' bankruptcy, insolvency or reorganization.

     Each Indenture provides that if an Event of Default, other than certain events with respect to our bankruptcy, insolvency or reorganization, shall occur and be continuing, then the Senior Trustee or the Subordinated Trustee, as the case may be, or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities may, by a notice in writing to us (and to the Senior Trustee or the Subordinated Trustee, as the case may be, if given by the holders), declare the principal of the debt securities, and all accrued and unpaid interest thereon, to be due and payable immediately. If an Event of Default with respect to certain events of our bankruptcy, insolvency or reorganization shall occur and be continuing, then the principal on the debt securities, and all accrued and unpaid interest thereon, shall be due and payable immediately without any act on the part of the Senior Trustee or the Subordinated Trustee, as the case may be, or any holder.

     The holders of not less than a majority in principal amount of the outstanding debt securities may, on behalf of the holders of all of the debt securities, waive any past default under the Indenture and its consequences, except a default (1) in respect of the payment of principal of or interest on the debt securities or (2) in respect of a covenant or provision that cannot be modified or amended without the consent of each holder.

     Under each Indenture we are required to file annually with the Senior Trustee or the Subordinated Trustee, as the case may be, an officers' certificate as to our compliance with all conditions and covenants. Each Indenture will provide that the Senior Trustee or the Subordinated Trustee, as the case may be, may withhold notice to the holders of the debt securities of any default (except payment defaults on the debt securities) if it considers it to be in the interest of such holders to do so.

     Subject to the provisions of each Indenture relating to the duties of the Senior Trustee or the Subordinated Trustee, as the case may be, each Indenture provides that when an Event of Default occurs and is continuing, the Senior Trustee or the Subordinated Trustee, as the case may be, will be under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Senior Trustee or the Subordinated Trustee, as the case may be, reasonable security or indemnity. Subject to such provisions concerning the rights of the Senior Trustee or the Subordinated Trustee, as the case may be, the holders of a majority in aggregate principal amount of the outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Trustee or the Subordinated Trustee, as the case may be, or exercising any trust or power conferred on the Senior Trustee or the Subordinated Trustee, as the case may be, under such Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Each Indenture provides that we will not consolidate with or merge into any other corporation, or convey, transfer or lease, or permit one or more of our Significant Subsidiaries to convey, transfer or lease, all or substantially all of our property and assets on a consolidated basis, to any Person unless (1) either we are the continuing corporation or such corporation or Person assumes by supplemental indenture all of our obligations under such Indenture and the debt securities issued thereunder, (2) immediately after such transaction no Default or Event of Default shall exist and (3) the surviving corporation or such Person is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia.

MODIFICATION OR WAIVER

     Each Indenture provides that we may modify and amend such Indenture, and the Senior Trustee or the Subordinated Trustee, as the case may be, may modify and amend such Indenture with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities; provided that no such modification or amendment may, without the consent of each holder, among other things:

     - change the maturity of the principal of, or any installment of interest on, the debt securities;

     - reduce the principal amount of, or the rate of interest on, the debt securities;

     - change the place or currency of payment of principal of, or interest on, the debt securities;

     - impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof;

     - reduce the percentage of holders necessary to modify or amend such Indenture or to consent to any waiver thereunder or reduce the requirements for voting or quorum described below; or

     - modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any past default.

     Each Indenture provides that we may modify and amend such Indenture, and the Senior Trustee or the Subordinated Trustee, as the case may be, may modify and amend such Indenture without the consent of any holder for any of the following purposes:

     - to evidence the succession of another Person to our company and the assumption by such Person of our covenants contained in such Indenture and the debt securities;

     - to add covenants of our company for the benefit of the holders or to surrender any right or power conferred upon our company;

     - to add Events of Default;

     - to secure the debt securities;

     - to evidence and provide for the acceptance of appointment by a successor Senior Trustee or a successor Subordinated Trustee, as the case may be;

     - to cure any ambiguity, defect or inconsistency in such Indenture; provided such action does not adversely affect the interests of the holders;

     - to supplement any of the provisions of such Indenture to the extent necessary to permit or facilitate defeasance and discharge of the debt securities; provided such action shall not adversely affect the interests of the holders; or

     - to conform with the requirements of the Trust Indenture Act.

DEFEASANCE AND COVENANT DEFEASANCE

     We may, at our option and at any time, terminate our obligations with respect to the outstanding debt securities ("Defeasance"). Defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities, except for (1) the rights of the holders of outstanding debt securities to receive payment in respect of the principal of and interest on such debt securities when such payments are due,
(2) our obligations to issue temporary debt securities, register and transfer or exchange any debt securities, replace mutilated, destroyed, lost or stolen debt securities, maintain an office or agency for payments in respect of the debt securities and segregate and hold money in trust, (3) the rights, powers, trusts, duties and immunities of the Senior Trustee or the Subordinated Trustee, as the case may be, and (4) the Defeasance provisions of the applicable Indenture. In addition, we may, at our option and at any time, elect to terminate our obligations with respect to the debt securities (being primarily the restrictions described under "-- Limitation on Liens" and "-- Limitation on Sale/Leaseback Transactions"), and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the debt securities ("Covenant Defeasance").

     In order to exercise either Defeasance or Covenant Defeasance:

     - we must irrevocably deposit with the Senior Trustee or the Subordinated Trustee, as the case may be, in trust, for the benefit of the holders, cash in United States dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and interest on the outstanding debt securities to maturity;

     - we must deliver to the Senior Trustee or the Subordinated Trustee, as the case may be, an opinion of counsel to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Defeasance or Covenant Defeasance, and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance or Covenant Defeasance had not occurred (in the case of Defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service issued, or a change in applicable federal income tax laws occurring, after the date hereof);

     - no Default or Event of Default shall have occurred and be continuing on the date of such deposit or, insofar as the last bullet point under the first paragraph under "-- Events of Default" is concerned, at any time during the period ending the 91st day after the date of deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period);

     - such Defeasance or Covenant Defeasance shall not cause the Senior Trustee or the Subordinated Trustee, as the case may be, to have a conflicting interest (as defined by the Trust Indenture Act) with respect to any of our securities;

     - such Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the applicable Indenture or any material agreement or instrument to which we are a party or by which we are bound; and

     - we shall have delivered to the Senior Trustee or the Subordinated Trustee, as the case may be, an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the applicable Indenture to either Defeasance or Covenant Defeasance, as the case may be, have been complied with and that no violations under agreements governing any other outstanding Debt would result.

SATISFACTION AND DISCHARGE

     Each Indenture provides that it will be discharged and will cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of the debt securities, as expressly provided for in such Indenture) as to all outstanding debt securities when (1) either (a) all the debt securities theretofore authenticated and delivered (except lost, stolen or destroyed debt securities which have been replaced or paid and debt securities for whose payment money or certain U.S. Government Obligations has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Senior Trustee or the Subordinated Trustee, as the case may be, for cancellation or (b) all debt securities not theretofore delivered to the Senior Trustee or the Subordinated Trustee, as the case may be, for cancellation have become due and payable or will become due and payable at maturity within one year and we have irrevocably deposited or caused to be deposited with the Senior Trustee or the Subordinated Trustee, as the case may be, funds in an amount sufficient to pay and discharge the entire indebtedness on the debt securities not theretofore delivered to the Senior Trustee or the Subordinated Trustee, as the case may be, for cancellation, for principal of and interest on the debt securities to the date of deposit together with irrevocable instructions from us directing the Senior Trustee or the Subordinated Trustee, as the case may be, to apply such funds to the payment thereof at maturity; (2) we have paid or have caused to be paid all other sums payable under such Indenture by us; and (3) we have delivered to the Senior Trustee or the Subordinated Trustee, as the case may be, an officers' certificate and an opinion of counsel stating that all conditions precedent under such Indenture relating to the satisfaction and discharge of such Indenture have been complied with.

LEGAL OWNERSHIP

  STREET NAME AND OTHER INDIRECT HOLDERS

     Investors who hold debt securities in "street name" through accounts at banks or brokers will generally not be recognized by us as legal holders of debt securities. Instead, we, the Senior Trustee and the Subordinated Trustee will recognize only the registered holder, bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. Street name and other indirect holders should consult their banks or brokers for information on their procedures with respect to these matters.

  DIRECT HOLDERS

     Our obligations, as well as the obligations of the Senior Trustee and the Subordinated Trustee and those of any third parties employed by us, the Senior Trustee and the Subordinated Trustee, under the debt securities run only to persons who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

  GLOBAL SECURITIES

     If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners of global securities can only be indirect holders. We require that the global security be registered in the name of a financial institution we select. We also require that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described in the section "Legal Ownership and Book-Entry Issuance" below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. Each prospectus supplement will indicate whether a series of debt securities covered by that prospectus supplement will be issued only in the form of global securities.

THE TRUSTEES

     The Indentures and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Senior Trustee or the Subordinated Trustee, as the case may be thereunder, should the Senior Trustee or the Subordinated Trustee, as the case may be, become one of our creditors, to obtain payment of claims in certain cases. We may from time to time maintain bank accounts and have other customary banking relationships with and obtain credit facilities and lines of credit from the Senior Trustee or the Subordinated Trustee, in the ordinary course of business; provided, however, that if the Senior Trustee or the Subordinated Trustee, as the case may be, acquires any conflicting interest (as defined in Section 310(b) of the Trust Indenture Act), it must eliminate such conflict or resign.

     We will appoint the Senior Trustee or the Subordinated Trustee, as the case may be, at the offices specified in the applicable Indenture as registrar, principal paying agent and transfer agent for the debt securities. In such capacities, the Senior Trustee or the Subordinated Trustee, as the case may be, will be responsible for, among other things, (1) maintaining a record of the aggregate holdings of global securities and accepting debt securities for exchange and registration of transfer, (2) ensuring that payments of principal of and interest on global securities and other debt securities received from us by the Senior Trustee or the Subordinated Trustee, as the case may be, are duly paid to The Depository Trust Company ("DTC") or its nominee or the holders thereof, as the case may be, and (3) transmitting to us any notices from holders of debt securities. We will cause the transfer agent to act as a registrar. We may vary or terminate the appointment of the transfer agent or appoint additional or other transfer agents or approve any change in the office through which any transfer agent acts.

                         DESCRIPTION OF PREFERRED STOCK

AUTHORIZED PREFERRED STOCK

     Our restated certificate of incorporation authorizes us to issue 5,000,000 shares of preferred stock, par value $0.01 per share. We may issue shares of preferred stock from time to time in one or more series, without stockholder approval, when authorized by our board of directors.

     Upon issuance of a particular series of preferred stock, our board of directors is authorized, to specify:

     - the number of shares to be included in the series;

     - the annual dividend rate for the series and any restrictions or conditions on the payment of dividends;

     - the manner in which dividends are to be paid;

     - the redemption price, if any, and the terms and conditions of redemption;

     - any retirement or sinking fund provisions for the purchase or redemption of the series;

     - if the series is convertible or exchangeable, the terms and conditions of conversion or exchange;

     - the amounts payable to holders upon our liquidation, dissolution or winding up;

     - the priority of such series;

     - the voting rights of such series; and

     - any other rights, preferences and limitations relating to the series.

     The ability of our board of directors to authorize, without stockholder approval, the issuance of preferred stock with conversion and other rights, may adversely affect the rights of holders of our voting common stock, non-voting common stock or other series of preferred stock that may be outstanding.

     No shares of our preferred stock are currently issued and outstanding. 500,000 shares of preferred stock have been designated as Series A Junior Participating Preferred Stock reserved for issuance under the Rights Agreement, dated as of July 22, 1998, between us and Mellon Investor Services, L.L.C., as rights agent. See "Description of Common Stock -- Stockholder Rights Plan" below.

SPECIFIC TERMS OF A SERIES OF PREFERRED STOCK

     The preferred stock we may offer will be issued in one or more series. Shares of preferred stock, when issued against full payment of its purchase price, will be fully paid and non-assessable. Their par value or liquidation preference, however, will not be indicative of the price at which they will actually trade after their issue. If necessary, the prospectus supplement will provide a description of U.S. federal income tax consequences relating to the purchase and ownership of the series of preferred stock offered by that prospectus supplement.

     The preferred stock will have the dividend, liquidation, redemption and voting rights discussed below, unless otherwise described in a prospectus supplement relating to a particular series. A prospectus supplement will discuss the following features of the series of preferred stock to which it relates:

     - the designations and stated value per share;

     - the number of shares offered;

     - the amount of liquidation preference per share;

     - the initial public offering price at which the preferred stock will be issued;

     - the dividend rate, the method of its calculation, the dates on which dividends would be paid and the dates, if any, from which dividends would cumulate;

     - whether dividends are to be paid in cash or other securities or property;

     - any redemption or sinking fund provisions;

     - the voting rights of the preferred stock;

     - any conversion or exchange rights; and

     - any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

RANK

     Unless otherwise stated in the prospectus supplement, the preferred stock will have priority over our voting and non-voting common stock with respect to dividends and distribution of assets, but will rank junior to all our outstanding indebtedness for borrowed money. Any series of preferred stock could rank senior, equal or junior to our other capital stock, as may be specified in a prospectus supplement, as long as our restated certificate of incorporation so permits.

DIVIDENDS

     Holders of each series of preferred stock shall be entitled to receive cash dividends to the extent specified in the prospectus supplement when, as and if declared by our board of directors, from funds legally available for the payment of dividends. The rates and dates of payment of dividends of each series of preferred stock will be stated in the prospectus supplement. Dividends will be payable to the holders of record of preferred stock as they appear on our books on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or non-cumulative, as discussed in the prospectus supplement.

CONVERTIBILITY AND EXCHANGEABILITY

     Shares of a series of preferred stock may be convertible or exchangeable into shares of our common stock, another series of preferred stock or other securities or property. The conversion or exchange may be mandatory or optional. The applicable prospectus supplement will specify whether the preferred stock being offered has any conversion or exchange features, and will describe all the related terms and conditions.

REDEMPTION

     The terms, if any, on which shares of preferred stock of a series may be redeemed will be discussed in the prospectus supplement.

LIQUIDATION

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount described in the related prospectus supplement plus an amount equal to any accrued and unpaid dividends for the then-current dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on that series of preferred stock are cumulative). These distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including our common stock. If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of that series will share ratably in proportion to the full liquidation preferences of each security. Holders of our preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

TRANSFER AGENT

     The transfer agent for each series of preferred stock will be named and described in the prospectus supplement for that series.

                          DESCRIPTION OF COMMON STOCK

     The following summary description of our common stock is based on the provisions of our restated certificate of incorporation and by-laws and the applicable provisions of the Delaware general corporation law. This information is qualified entirely by reference to the provisions of our restated certificate of incorporation, our by-laws and the Delaware general corporation law. For information on how to obtain copies of our restated certificate of incorporation and by-laws, see "Where You Can Find More Information" below.

AUTHORIZED CAPITAL

     We currently have authority to issue 80,000,000 shares of capital stock, consisting of 5,000,000 shares of preferred stock, $0.01 par value, 50,000,000 shares of voting common stock, $0.01 par value, and 25,000,000 shares of non-voting common stock, $0.01 par value. As of September 30, 2001, 26,359,569 shares of our voting common stock were issued and outstanding, and no shares of our non-voting common stock or preferred stock were issued or outstanding.

     The rights of the holders of our voting and non-voting common stock discussed below are subject to the rights that our board of directors may from time to time confer on holders of our preferred stock issued in the future. These rights may adversely affect the rights of holders of our voting common stock, non-voting common stock, or both.

REQUIREMENTS FOR ADVANCE NOTIFICATION OR STOCKHOLDER PROPOSALS AND NOMINATIONS

     Our by-laws contain provisions requiring that a stockholder deliver advance notice of any business that such stockholder intends to raise at an annual meeting of stockholders and providing for procedures to be followed if a stockholder wishes to nominate a person to be elected as a director. To be timely, the stockholder must give written notice to our Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. If the date of the next annual meeting is more than 30 days before, or more than 60 days after, the first anniversary of the preceding year's annual meeting, the stockholder must deliver notice to our Secretary not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

     The notice must provide information about the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is being made, each person whom the stockholder proposes to nominate for election or reelection as director, and the business to be brought before the meeting. In addition, if we plan to increase the size of our board of directors, and we do not publicly announce all of the nominees for election or specify the size of the increased board of directors at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder will have ten days following the date of our public announcement to give notice with respect to nominees for any new positions created by such increase.

SPECIAL MEETINGS

     Subject to the rights of holders of preferred stock, special meetings of stockholders may be called only by our board of directors pursuant to a resolution approved by a majority of the total number of directors, or by a person or committee expressly so authorized by our board of directors pursuant to a resolution approved by a majority of the total number of directors. According to our by-laws, if we call a special meeting to elect directors to our board of directors, a stockholder may nominate individuals for election if such stockholder delivers notice to our Secretary not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our board of directors to be elected at such meeting.

VOTING RIGHTS

     Each holder of our voting common stock is entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders, and does not have cumulative voting rights. In general, holders of our non-voting common stock do not have voting rights, other than those required by law. However, holders of non-voting common stock may vote as a separate class on amendments to the restated certificate of incorporation that adversely affect their powers, preferences or special rights as holders of non-voting common stock.

CONVERSION RIGHTS

     Qualified institutional investors who are subject to regulatory requirements that forbid or limit their right to own general voting stock may convert their common stock into non-voting common stock on a share-for-share basis as needed to satisfy applicable regulatory requirements, or directly purchase non-voting common stock because of such regulatory requirements. Thereafter, the non-voting common stock may be converted into common stock on a share-for-share basis in such circumstances as are permitted by applicable regulatory requirements.

DIVIDENDS

     Subject to any preferential rights of any of our outstanding preferred stock, holders of our common stock and non-voting common stock, treated as a single class, are entitled to receive, based on the number of shares held, cash dividends when and as declared by our board of directors from funds legally available for such purpose.

RIGHTS UPON LIQUIDATION

     If we liquidate, holders of our common stock and non-voting common stock, treated as a single class, are entitled to receive, based on the number of shares held, all of the assets available for distribution to stockholders after payment of all prior claims, including any preferential liquidation rights of any preferred stock outstanding at that time. The holders of our common stock and non-voting common stock do not have any redemption rights.

NO ACTION BY WRITTEN CONSENT

     Subject to the rights of holders of preferred stock, any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of stockholders and may not be affected by any consent in writing by such stockholders.

OTHER RIGHTS

     The holders of our common stock and non-voting common stock do not have preemptive rights to subscribe to any additional shares of any class of our capital stock. All of our outstanding shares of common stock are, and, upon conversion or exchange, any issued shares of our common stock and/or non-voting common stock will be, fully paid and non-assessable. Our common stock and non-voting common stock do not have any sinking fund provisions.

     Our voting common stock is listed for trading on the New York Stock Exchange under the symbol "BWA" and the transfer agent and registrar for our voting common stock is Mellon Investor Services, L.L.C..

SOME IMPORTANT CHARTER AND STATUTORY PROVISIONS

     Our restated certificate of incorporation provides for the division of our board of directors into three classes of directors, each serving staggered, three-year terms. In addition, our restated certificate of incorporation and our by-laws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of our outstanding voting power. Our restated certificate of incorporation further provides generally that any alteration, amendment or repeal of its sections regarding the composition, election and classification of our board of directors requires the approval of the holders of at least 80% of our outstanding voting power.

     Our restated certificate of incorporation also provides that when it is evaluating any proposal from another party to (1) make a tender offer for our equity securities, (2) merge or consolidate us with another corporation or (3) purchase or otherwise acquire substantially all of our properties and assets, our board of directors must give due consideration to all relevant factors, including the social and economic effects on our employees, customers, suppliers and other constituents and the communities in which we operate or are located.

     Our restated certificate of incorporation provides that a director will not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - for paying a dividend or approving a stock repurchase or redemption in violation of Section 174 of the Delaware general corporation law; or

     - for any transaction from which the director derived an improper personal benefit.

Our restated certificate of incorporation also provides that each of our current or former directors, officers, employees or agents, or each such person who is or was serving or who had agreed to serve at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of that person), will be indemnified by us to the fullest extent permitted by the Delaware general corporation law. Our restated certificate of incorporation also specifically authorizes us to enter into agreements with any person providing for indemnification greater or different than that provided by our restated certificate of incorporation.

     These provisions may have the effect of deterring hostile takeovers or delaying changes in control of our company or our management.

     We are subject to the provisions of Section 203 of the Delaware general corporation law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     (1) prior to that date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     (2) when the transaction that resulted in such person becoming an interested stockholder was completed, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding, for purposes of determining the number of shares outstanding, shares owned by some directors or employee stock plans; or

     (3) on or after the date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote, and not by the written consent, of at least two-thirds of outstanding voting stock, excluding the stock owned by the interested stockholder.

For purposes of Section 203, a "business combination" includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person, other than the corporation and any direct or indirect majority-owned subsidiary of the corporation, who together with affiliates and associates, owns or, as an affiliate or associate, within three years prior, did own, 15% or more of the corporation's outstanding voting stock.

STOCKHOLDER RIGHTS PLAN

     On July 21, 1998, our board of directors adopted a stockholder rights plan and, on July 22, 1998, signed a rights agreement with Mellon Investor Services, L.L.C., as rights agent. A copy of our rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference into this prospectus. Under our stockholder rights plan, one preferred stock purchase right is attached to each outstanding share of our common stock. We refer to these preferred stock purchase rights as the "rights." Each share of common stock and each share of non-voting common stock issued in the future will also receive a right until the rights become exercisable. Until a right is exercised, the holder of a right does not have any additional rights as a stockholder. These rights will expire on July 22, 2008, unless they are previously redeemed or exchanged by us as described below. These rights trade automatically with our common stock and non-voting common stock and will separate from the common stock and non-voting common stock and become exercisable only under the circumstances described below.

     In general, the rights will become exercisable when the first of the following events happen:

     (1) ten calendar days after a public announcement that a person or group has acquired beneficial ownership of 20% or more of the sum of our outstanding common stock and non-voting common stock; or

     (2) ten business days, or such other date determined by our board of directors, after the beginning of, or announcement of an intention to begin, a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of the sum of our outstanding common stock and non-voting common stock.

     If the rights become exercisable, holders of the rights will be able to purchase from us one one-hundredth of a share of our Series A Junior Participating Preferred Stock at a price of $300, subject to adjustment. However, all rights owned by any persons or groups triggering the event shall be void. If a person or group acquires 20% or more of the sum of our outstanding common stock and non-voting common stock then each right will entitle the holder (other than the 20% or more person or group that triggered the rights) to purchase a number of shares of our common stock in respect of rights attached to our common stock, or a number of shares of our non-voting common stock in respect of rights attached to our non-voting common stock, in either case having a market value of two times the exercise price of the right.

     If we are acquired in a merger or other business combination transaction, or 50% or more of our consolidated assets or earning power are sold after a person or group acquires 20% or more of the sum of our outstanding common stock and non-voting common stock, then each right will entitle the holder (other than the 20% or more person or group that triggered the rights) to purchase a number of shares of common stock of the surviving or acquiring corporation having a market value of two times the exercise price of the right.

     At any time after a person or group has acquired beneficial ownership of 20% or more of our outstanding common stock and non-voting common stock, our board of directors may, at its option, exchange all or any part of the then outstanding and exercisable rights for shares of common stock or shares of Series A Preferred Stock at an exchange ratio of one share of common stock or one one-hundredth of a share of Series A Junior Participating Preferred Stock per right. However, our board of directors will not be empowered to effect such exchange at any time after any person or group becomes the beneficial owner of 50% or more of our outstanding common stock.

     Our board of directors may redeem the rights for $.01 per right at any time before a person or group has acquired beneficial ownership of 20% or more of the sum of our outstanding common stock and non-voting common stock. Our board of directors may generally reduce the 20% trigger to the higher of (1) the largest percentage then known to our company beneficially owned by a person or group or
(2) 10%, and may otherwise amend the rights at any time before a person or group has acquired beneficial ownership of 20% or more of the sum of our outstanding common stock and non-voting common stock. The rights will expire at the close of business on July 22, 2008 unless we redeem them before that date.

                        DESCRIPTION OF DEPOSITARY SHARES

FRACTIONAL SHARES OF PREFERRED STOCK

     We may elect to offer fractional interests in shares of our preferred stock instead of whole shares of preferred stock. If so, we will allow a depositary to issue to the public depositary shares, each of which will represent a fractional interest as described in the prospectus supplement, of a share of preferred stock.

DEPOSIT AGREEMENT

     The shares of the preferred stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to that series. The depositary will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of depositary shares will include the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion of its fractional interest in a share of the preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

     Depositary shares will be evidenced by one or more depositary receipts issued under the deposit agreement.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock to each record depositary shareholder based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record depositary shareholders.

     If there is a distribution other than in cash, the depositary will distribute property to the entitled record depositary shareholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from this sale to the concerned holders.

     Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to preferred stockholders of the relevant series will be made available to depositary shareholders.

WITHDRAWAL OF STOCK

     Upon surrender of depositary receipts at the depositary's office, the holder of the relevant depositary shares will be entitled to the number of whole shares of the related preferred stock series and any money or other property those depositary shares represent. Depositary shareholders will be entitled to receive whole shares of the related preferred stock series on the basis described in the prospectus supplement, but holders of those whole preferred stock shares will not afterwards be entitled to receive depositary shares in exchange for their shares. If the depositary receipts the holder delivers evidence a depositary share number exceeding the whole share number of the related preferred stock series to be withdrawn, the depositary will deliver to that holder a new depositary receipt evidencing the excess number of depositary shares.

REDEMPTION AND LIQUIDATION

     The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the prospectus supplement.

CONVERTIBILITY AND EXCHANGEABILITY

     Shares of a series of preferred stock may be convertible or exchangeable into shares of our common stock, another series of preferred stock or other securities or property. The conversion or exchange may be mandatory or optional. The applicable prospectus supplement will specify whether the preferred stock being offered has any conversion or exchange features, and will describe all the related terms and conditions.

VOTING

     Upon receiving notice of any meeting at which preferred stockholders of any series are entitled to vote, the depositary will mail the information contained in that notice to the record depositary shareholders relating to those series of preferred stock. Each depositary shareholder on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock underlying that holder's depositary shares. The depositary will vote the preferred stock shares underlying those depositary shares according to those instructions, and we will take reasonably necessary actions to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary shareholders relating to that preferred stock, it will abstain from voting those preferred stock shares, unless otherwise discussed in the prospectus supplement.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

     We and the depositary may amend the depositary receipt form evidencing the depositary shares and the related deposit agreement. However, any amendment that significantly affects the rights of the depositary shareholders will not be effective unless holders of a majority of the outstanding depositary shares approve that amendment. We or the depositary may terminate a deposit agreement only if:

     - we have redeemed or reacquired all outstanding depositary shares relating to the deposit agreement,

     - all preferred stock of the relevant series has been withdrawn, or

     - there has been a final distribution in respect of the preferred stock of any series in connection with our liquidation, dissolution or winding up and such distribution has been made to the related depositary shareholders.

CHARGES OF DEPOSITARY

     We will pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock. Depositary shareholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

TITLE

     We and each depositary and any of our respective agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment in respect of that depositary share is overdue and despite any notice to the contrary, for any purpose. See "Legal Ownership and Book-Entry Issuance" below.

RESIGNATION AND REMOVAL OF DEPOSITARY

     A depositary may resign at any time by issuing us a notice of resignation, and we may remove any depositary at any time by issuing it a notice of removal. Resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment. That successor depositary must:

     - be appointed within 60 days after delivery of the notice of resignation or removal,

     - be a bank or trust company having its principal office in the United States, and

     - have a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     Each depositary will forward to the relevant depositary shareholders all our reports and communications that we are required to furnish to preferred stockholders of any series.

     Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement. Our obligations and the obligations of each depositary under any deposit agreement will be limited to performance in good faith of their duties under that agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless they are provided with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, depositary shareholders or other persons believed to be competent and on documents believed to be genuine.

                            DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of our debt securities, preferred stock, common stock, depositary shares or units. Warrants may be issued independently or together with debt securities, preferred stock, common stock, depositary shares or units, and may be attached to or separate from those securities.

WARRANT AGREEMENTS

     Each series of warrants will be evidenced by certificates issued under a separate warrant agreement to be entered into between us and a bank that we select as warrant agent with respect to such series. The warrant agent will have its principal office in the U.S. and have a combined capital and surplus of at least $50,000,000.

ISSUANCE IN SERIES

     The prospectus supplement relating to a series of warrants will mention the name and address of the warrant agent. The prospectus supplement will describe the terms of the series of warrants in respect of which this prospectus is being delivered, including:

     - the offering price;

     - the currency for which the warrants may be purchased;

     - the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security or each principal amount of security;

     - the date on which the warrants and the related securities will be separately transferable;

     - in the case of warrants to purchase debt securities, the principal amount of debt securities that can be purchased upon exercise, and the price for purchasing those debt securities;

     - in the case of warrants to purchase preferred stock, depositary shares or common stock, the number of depositary shares or shares of preferred stock or common stock, as the case may be, that can be purchased upon the exercise, and the price for purchasing those shares;

     - in the case of warrants to purchase units upon exercise, the number and type of units that can be purchased upon exercise, and the price of those units;

     - the dates on which the right to exercise the warrants will commence and expire;

     - material U.S. federal income tax consequences of holding or exercising those warrants;

     - the terms of the securities issuable upon exercise of those warrants; and

     - any other terms of the warrants.

     Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for transfer registration, and may be exercised at the warrant agent's corporate trust office or any other office indicated in the prospectus supplement. If the warrants are not separately transferable from the securities with which they were issued, this exchange may take place only if the certificates representing the related securities are also exchanged. Prior to warrant exercise, warrantholders will not have any rights as holders of the underlying securities, including the right to receive any principal, premium, interest, dividends, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

EXERCISE OF WARRANTS

     Each warrant will entitle the holder to purchase the securities specified in the prospectus supplement at the exercise price mentioned in, or calculated as described in, the prospectus supplement. Unless otherwise specified in the prospectus supplement, warrants may be exercised at any time up to 5:00 p.m., New York time, on the expiration date mentioned in that prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

     Warrants may be exercised by delivery of the warrant certificate representing the warrants to be exercised, or in the case of global securities, as described below under "Legal Ownership and Book-Entry Issuance," by delivery of an exercise notice for those warrants, together with certain information, and payment to the warrant agent in immediately available funds, as provided in the prospectus supplement, of the required purchase amount. The information required to be delivered will be on the reverse side of the warrant certificate and in the prospectus supplement. Upon receipt of payment and the warrant certificate or exercise notice properly executed at the office indicated in the prospectus supplement, we will, in the time period the relevant warrant agreement provides, issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by such warrant certificates are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

     If mentioned in the prospectus supplement, securities may be surrendered as all or part of the exercise price for warrants.

ANTIDILUTION PROVISIONS

     As will be provided in a prospectus supplement, in the case of warrants to purchase common stock or securities convertible into or exchangeable for common stock, the exercise price payable and the number of shares of common stock purchasable upon warrant exercise may be adjusted in certain events, including:

     - the issuance of a stock dividend to common stockholders or a combination, subdivision or reclassification of common stock;

     - the issuance of rights, warrants or options to all common and preferred stockholders entitling them to purchase common stock for an aggregate consideration per share less than the current market price per share of common stock;

     - any distribution to our common stockholders of evidences of our indebtedness of assets, excluding cash dividends or distributions referred to above; and

     - any other events mentioned in the prospectus supplement.

     No adjustment in the number of shares or securities purchasable upon warrant exercise will be required until cumulative adjustments require an adjustment of at least 1% of such number. No fractional shares will be issued upon warrant exercise, but we will pay the cash value of any fractional shares otherwise issuable.

MODIFICATION

     Unless provided otherwise in an applicable prospectus supplement, we and any warrant agent may amend any warrant agreement and the terms of the related warrants by executing a supplemental warrant agreement, without any such warrantholders' consent, for the purpose of:

     - curing any ambiguity, any defective or inconsistent provision contained in the warrant agreement, or making any other corrections to the warrant agreement that are not inconsistent with the provisions of the warrant certificates;

     - evidencing the succession of another corporation to us and its assumption of our covenants contained in the warrant agreement and the warrants;

     - appointing a successor depository, if the warrants are issued in the form of global securities;

     - evidencing a successor warrant agent's acceptance of appointment with respect to the warrants;

     - adding to our covenants for the warrantholders' benefit or surrendering any right or power we have under the warrant agreement;

     - issuing warrants in definitive form, if such warrants are initially issued in the form of global securities; or

     - amending the warrant agreement and the warrants as we deem necessary or desirable and that will not adversely affect the warrantholders' interests in any material respect.

     Unless provided otherwise in an applicable prospectus supplement, we and the warrant agent may also amend any warrant agreement and the related warrants by a supplemental agreement with the consent of the holders of a majority of the unexercised warrants affected by such amendment, for the purpose of adding, modifying or eliminating any of the warrant agreement's provisions or of modifying the warrantholders' rights. However, no such amendment that:

     - reduces the number or amount of securities receivable upon warrant exercise;

     - shortens the time period during which the warrants may be exercised;

     - otherwise adversely affects the exercise rights of warrantholders in any material respect; or

     - reduces the number of unexercised warrants the consent of holders of which is required for amending the warrant agreement or the related warrants may be made without the consent of each holder affected by that amendment.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Unless provided otherwise in an applicable prospectus supplement, each warrant agreement will provide that we may consolidate or merge with or into any other corporation or sell, lease, transfer or convey all or substantially all of our assets to any other corporation. However, any successor or acquirer of such assets must assume all of our obligations under the relevant warrant agreement and for the unexercised warrants, as appropriate, and we or that successor corporation must not immediately be in default under that warrant agreement.

ENFORCEABILITY OF RIGHTS BY HOLDERS OF WARRANTS

     Each warrant agent will act solely as our agent under the relevant warrant agreement and will not assume any obligation or relationship of agency or trust for any warrantholder. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case we default in performing our obligations under the relevant warrant agreement or warrant, including any duty or responsibility to initiate any legal proceedings or to make any demand upon us. Any warrantholder may, without the warrant agent's consent or consent of any other warrantholder, enforce by appropriate legal action its right to exercise that warrant.

REPLACEMENT OF WARRANT CERTIFICATES

     We will replace any destroyed, lost, stolen or mutilated warrant certificate upon delivery to us and the relevant warrant agent of satisfactory evidence of the ownership of that warrant certificate and of its destruction, loss, theft or mutilation, and (in the case of mutilation) surrender of that warrant certificate to the relevant warrant agent, unless we have, or the warrant agent has, received notice that the warrant certificate has been acquired by a bona fide purchaser. That warrantholder will also be required to provide indemnity satisfactory to us and the relevant warrant agent before a replacement warrant certificate will be issued.

TITLE

     We and the warrant agents and any of our respective agents may treat the registered holder of any warrant certificate as the absolute owner of the warrants evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the warrants so requested, despite any notice to the contrary. See "Legal Ownership and Book-Entry Issuance" below.

                              DESCRIPTION OF UNITS

     We may issue units comprised of one or more debt securities, shares of preferred stock, shares of common stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

     The prospectus supplement may describe:

     - the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

     - any provisions of the governing unit agreement that differ from those described below; and

     - any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

     The provisions described in this section, as well as those described under "Description of Debt Securities," "Description of Preferred Stock," "Description of Common Stock" and "Description of Warrants," will apply to each unit and to any debt security, preferred stock, common stock or warrant, respectively, included in each unit.

     We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series.

UNIT AGREEMENTS

     We will issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the prospectus supplement.

     The following provisions will generally apply to all unit agreements unless otherwise stated in the prospectus supplement.

ENFORCEMENT OF RIGHTS

     The unit agent under a unit agreement will act solely as our agent in connection with the units issued under that agreement. The unit agent will not assume any obligation or relationship of agency or trust for or with any holders of those units or of the securities comprising those units. The unit agent will not be obligated to take any action on behalf of those holders to enforce or protect their rights under the units or the included securities.

     Except as indicated in the next paragraph, a holder of a unit may, without the consent of the unit agent or any other holder, enforce its rights as holder under any security included in the unit, in accordance with the terms of that security and the indenture, warrant agreement or other instrument under which that security is issued. Those terms are described elsewhere in this prospectus under the sections relating to debt securities, preferred stock, common stock and warrants.

     Notwithstanding the foregoing, a unit agreement may limit or otherwise affect the ability of a holder of units issued under that agreement to enforce its rights, including any right to bring a legal action, with respect to those units or any securities, other than debt securities, that are included in those units. Limitations of this kind will be described in the prospectus supplement.

MODIFICATION WITHOUT CONSENT OF HOLDERS

     Unless provided otherwise in an applicable prospectus supplement, we and the applicable unit agent may amend any unit or unit agreement without the consent of any holder:

     - to cure any ambiguity;

     - to correct or supplement any defective or inconsistent provision; or

     - to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

We do not need any approval to make changes that affect only units to be issued after the changes take effect. We may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected unit; we need only obtain any required approvals from the holders of the affected units.

MODIFICATION WITH CONSENT OF HOLDERS

     Unless provided otherwise in an applicable prospectus supplement, we may not amend any particular unit or a unit agreement with respect to any particular unit unless we obtain the consent of the holder of that unit, if the amendment would:

     - impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right, or

     - reduce the percentage of outstanding units or any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class, as described below.

     Unless provided otherwise in an applicable prospectus supplement, any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

     - If the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series, or

     - If the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

     These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document.

     In each case, the required approval must be given by written consent.

UNIT AGREEMENTS WILL NOT BE QUALIFIED UNDER TRUST INDENTURE ACT

     No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act with respect to their units.

TITLE

     We and the unit agents and any of our respective agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary. See "Legal Ownership and Book-Entry Issuance" below.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

     We may offer one or more series of trust preferred securities either separately, or together with, or upon the conversion of or in exchange for, other securities. All of the trust common securities will be owned directly or indirectly by us. The trust preferred securities would be issued by one of the BorgWarner Capital Trusts. The terms of the series of trust preferred securities will include those stated in the amended declaration of trust entered into at the time the securities are issued and those made part of the amended declaration of trust by the Trust Indenture Act or the Delaware Business Trust Act. The amended declaration of trust will be qualified as an indenture under the Trust Indenture Act. We will enter into a guarantee with respect to each series of trust preferred securities under which we will irrevocably and unconditionally agree to make certain payments to the holders of that series of trust preferred securities, subject to applicable subordination provisions, except that the guarantee will only apply when the trust has sufficient funds legally and immediately available to make those payments but has not made them.

     The proceeds from the sale of a series of trust preferred securities and any trust common securities will be used by the trust to purchase a series of our junior subordinated debt securities. The payment terms of the series of junior subordinated debt securities will mirror the terms of that series of trust preferred securities and any trust common securities. Each series of junior subordinated debt securities will be issued under our Subordinated Debt Indenture. Except as described in an applicable prospectus supplement, the features of the junior subordinated debt securities will be similar to the Subordinated Debt Securities described above under "Description of Debt Securities," with the additional features summarized below under "Description of Additional Terms of Junior Subordinated Debt Securities to be Issued to the Trusts."

     The series of junior subordinated debt securities purchased with the proceeds from the sale of a series of trust preferred securities and trust common securities by a trust, along with its rights under the amended declaration of trust and other agreements described in this section, will be the sole assets of the trust, and our payments under the series of junior subordinated debt securities and the agreement as to expenses and liabilities between us and the trust will be the sole revenue of the trust. If we fail to make a payment on the series of junior subordinated debt securities, the trust will not have sufficient funds to make related payments, including distributions, on the series of trust preferred securities.

     Our guarantee, when taken together with our obligations under the junior subordinated debt securities, the related indenture and the amended declaration of trust, will provide a full and unconditional guarantee on a subordinated basis by us of payments due on the trust preferred securities.

     The following summary of selected provisions that will be contained in the amended declaration of trust, and the trust preferred securities, related guarantees and junior subordinated debt securities, is not complete. When we offer to sell a series of trust preferred securities, we will describe the material additional terms of the series in the applicable prospectus supplement. If any particular terms of the trust preferred securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. In addition, you should review the forms of amended declaration of trust, guarantee, Subordinated Debt Indenture, agreement as to expenses and liabilities and certificate evidencing the trust preferred securities, which forms will be filed as exhibits to the registration statement of which this prospectus is a part. The following summary and any description of trust preferred securities and related matters in the applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of these documents, which provisions, including defined terms, are incorporated by reference in this prospectus. References to "trust securities" below include trust preferred securities and trust common securities (all of which, with respect to any trust, will be directly or indirectly owned by us), collectively.

GENERAL

     Each trust may issue only one series of trust preferred securities and one series of trust common securities, and will use the proceeds from the sale of a series of trust preferred securities and trust common securities to purchase our junior subordinated debt securities. See "Description of Additional Terms of Junior Subordinated Debt Securities to be Issued to the Trusts" below. The applicable prospectus supplement relating to any series of trust preferred securities will describe the terms of the trust preferred securities, including, where applicable:

     - the title of the trust preferred securities;

     - the liquidation amount and number of trust preferred securities issued;

     - any limit on the aggregate liquidation amount of the trust preferred securities;

     - whether the trust preferred securities may be represented initially by a trust preferred security in temporary or permanent global form, and if so, the initial depositary with respect to the temporary or permanent global debt security and whether and the circumstances under which beneficial owners of interests in any the temporary or permanent global debt security may exchange those interests for trust preferred securities of like tenor and of any authorized form and denomination;

     - the price or prices at which the trust preferred securities will be issued;

     - the annual distribution rate or rates on the trust preferred securities or the method or methods, if any, used to calculate those rates, the payment date or dates and the record dates used to determine the holders who are to receive distributions;

     - the date or dates from which distributions on the trust preferred securities will be cumulative or the method or methods, if any, used to determine those dates;

     - the person to whom any distributions will be payable on any trust preferred securities, if other than the person in whose name the security is registered at the close of business on the regular record date for the payment of such interest;

     - the regular payment date or dates on which distributions on the trust preferred securities will be payable and the regular record dates for the distributions payable on the trust preferred securities;

     - the place or places where and the manner in which the distributions of and payments in redemption of the trust preferred securities will be payable and the place or places where the trust preferred securities of the series may be presented for transfer and, if applicable, conversion or exchange and the place or places where notices and demands in respect of the trust preferred securities may be served on us;

     - the period or periods within which, the price or prices at which and the terms and conditions upon which, the trust preferred securities may be redeemed, in whole or in part, at our option;

     - whether the trust preferred securities are convertible or exchangeable into our common stock or other securities, and, if so, the terms and conditions upon which the conversion or exchange will be effected, including the initial conversion or exchange price or rate and any adjustments thereto, the conversion or exchange period and other conversion or exchange provisions;

     - the terms and conditions, if any, upon which the junior subordinated debt securities and the related guarantee may be distributed to holders of those trust preferred securities and trust common securities;

     - any securities exchange on which the trust preferred securities will be listed; and

     - any other relevant rights, preferences, privileges, limitations or restrictions of the trust preferred securities.

     The interest rate and interest and other payment dates of each series of junior subordinated debt securities issued to a trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the trust preferred securities of that trust. Holders of trust preferred securities will have no preemptive or similar rights.

DISTRIBUTIONS

     Distributions on the trust preferred securities will be made on the dates payable to the extent that the trust has funds available for the payment of distributions in the trust's property account. The trust's funds available for distribution to the holders of the trust securities will be limited to payments received from us on the junior subordinated debt securities issued to the trust in connection with the issuance of the trust preferred securities. We will guarantee the payment of distributions out of monies held by the trust to the extent set forth under "Description of the Guarantees" below.

     Distributions on the trust preferred securities will be payable to the holders named on the securities register of the trust at the close of business on the relevant record dates, which, as long as the trust preferred securities remain in book-entry only form, will be one business day prior to the relevant payment dates.

Distributions will be paid through the property trustee who will hold amounts received in respect of the junior subordinated debt securities in the property account for the benefit of the holders of the trust securities. In the event that the trust preferred securities do not continue to remain in book-entry only form, the administrative trustees will have the right to select relevant record dates, which will be at least 15 days prior to the relevant payment dates. In the event that any date on which distributions are to be made on the trust preferred securities is not a business day, then payment of the distributions payable on that date will be made on the next succeeding day which is a business day and without any interest or other payment in respect of that delay, except that, if that business day is in the next succeeding calendar year, the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the payment date.

DEFERRAL OF DISTRIBUTIONS

     We will have the right under the junior subordinated debt securities to defer payments of interest on the junior subordinated debt securities by extending the interest payment period from time to time on the junior subordinated debt securities. As a consequence of our extension of the interest payment period on junior subordinated debt securities held by a trust, distributions on the trust preferred securities would be deferred during any such extended interest payment period. The trust will give the holders of the trust preferred securities notice of an extension period upon their receipt of notice from us. If distributions are deferred, the deferred distributions and accrued interest will be paid to holders of record of the trust preferred securities as they appear on the books and records of the trust on the record date next following the termination of the deferral period. See "Description of Additional Terms of Junior Subordinated Debt Securities to be Issued to the Trusts" below for more information on our right to defer interest payments.

MANDATORY REDEMPTION

     The trust preferred securities have no stated maturity date, but will be redeemed upon the maturity of the junior subordinated debt securities issued to the trust in connection with the issuance of the trust preferred securities or to the extent the junior subordinated debt securities are redeemed prior to maturity. The junior subordinated debt securities will mature on the date specified in the applicable prospectus supplement. The junior subordinated debt securities may be redeemed at our option, to the extent specified in the applicable prospectus supplement, and may also be redeemed at any time, in whole although not in part, in certain circumstances upon the occurrence of a tax event or an investment company event as described under "-- Special Event Redemption" below.

     Upon maturity of the junior subordinated debt securities, the proceeds of their repayment simultaneously will be applied to redeem all outstanding trust securities at the redemption price. Upon the redemption of the junior subordinated debt securities, either at our option or pursuant to a tax event or investment company event, the trust will use the cash it receives upon redemption to redeem trust securities having an aggregate principal amount equal to the aggregate principal amount of the junior subordinated debt securities so redeemed at the redemption price. Before such redemption, holders of trust securities will be given not less than 30 nor more than 60 days' notice. In the event that fewer than all of the outstanding trust securities are to be redeemed, the trust securities will be redeemed proportionately.

SPECIAL EVENT REDEMPTION

     Both a tax event and an investment company event constitute special events for purposes of the redemption provisions described above.

     A tax event means that the trust has received an opinion of tax counsel to the effect that, as a result of any amendment to, change or announced proposed change in, the laws or regulations of the United States or any of its political subdivisions or taxing authorities, or written administrative or judicial decision, interpretation or application of these laws and regulations, there is more than an insubstantial risk that:

     - the trust is or within 90 days would be subject to U.S. federal income tax with respect to income accrued or received on the junior subordinated debt securities;

     - interest payable to the trust on the junior subordinated debt securities is not or within 90 days would not be deductible, in whole or in part, by us for U.S. federal income tax purposes; or

     - the trust is or within 90 days would be subject to a more than a de minimis amount of other taxes, duties or other governmental charges.

     An investment company event means that the trust has received an opinion of counsel to the effect that, as a result of an amendment to or change in the applicable laws or regulations, or written administrative or judicial decision, interpretation or application of these laws and regulations, the trust is or will be considered an investment company required to be registered under the Investment Company Act.

REDEMPTION PROCEDURES

     A trust may not redeem fewer than all of the outstanding trust securities unless all accumulated and unpaid distributions have been paid on all trust securities for all distribution periods terminating on or prior to the date of redemption. If fewer than all of the outstanding trust securities are to be redeemed, the trust securities will be redeemed proportionately.

     If (1) a trust gives a notice of redemption of trust securities (which notice may not be conditional) and (2) we have paid to the property trustee a sufficient amount of cash in connection with the related redemption or maturity of the junior subordinated debt securities, then on or before the redemption date, the property trustee will deposit with the paying agent funds sufficient to pay the applicable redemption price. Upon surrender of the trust securities to the paying agent, the holders of the trust securities will be paid the applicable redemption price plus accumulated distributions to the redemption date.

     Once notice of redemption is given, distributions will cease to accumulate and all rights of holders of trust preferred securities called for redemption will cease, except the right of the holders to receive the redemption price plus accumulated distributions. If any redemption date is not a business day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any such delay. However, if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day.

     We or our subsidiaries may, at any time, and from time to time, purchase outstanding trust securities by tender, in the open market or by private agreement.

CONVERSION OR EXCHANGE RIGHTS

     The terms on which the trust preferred securities or related junior subordinated debt securities will be convertible into or exchangeable for our common stock or other securities will be set forth in the applicable prospectus supplement. Those terms, if applicable, will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions under which the number of shares of our common stock or other securities to be received by the holders of trust preferred securities or related junior subordinated debt securities would be subject to adjustment.

DISSOLUTION

     Each amended declaration of trust will state that the trust will be dissolved:

     - upon our bankruptcy;

     - upon the filing of a certificate of dissolution or its equivalent with respect to us;

     - upon obtaining the consent of at least a majority in liquidation amount of the trust securities, voting together as a single class, to dissolve the trust;

     - 90 days after the revocation of our charter, but only if the charter is not reinstated during that 90-day period;

     - upon entry of a court order for the dissolution of us or the trust;

     - upon the redemption of all of the trust securities;

     - upon the distribution of the related junior subordinated debt securities directly to the holders of the trust securities; or

     - if prior to the issuance of the trust securities, when we and the administrative trustees have consented to dissolution of the trust.

     In the event of a dissolution, after the trust pays all amounts owed to creditors, the holders of the trust securities will be entitled to receive:

     - cash equal to the total liquidation amount of each trust security specified in the applicable prospectus supplement, plus accumulated and unpaid distributions to the date of payment; or

     - junior subordinated debt securities in a total principal amount equal to the total liquidation amount of the trust securities.

     If the trust cannot pay the full amount due on its trust securities because insufficient assets are available for payment, then the amounts payable by the trust on its trust securities will be paid proportionately. However, if an event of default under the related amended declaration of trust occurs, the total amounts due on the trust preferred securities will be paid before any distribution on the trust common securities.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBT SECURITIES

     We will have the right at any time to dissolve a trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, to cause the distribution of junior subordinated debt securities issued to the trust to the holders of the trust securities in a total stated principal amount equal to the total stated liquidation amount of the trust securities then outstanding. The right to dissolve the trust and distribute the junior subordinated debt securities will be conditioned on our receipt of an opinion rendered by tax counsel that the distribution would not be taxable for U.S. federal income tax purposes to the holders.

TRUST ENFORCEMENT EVENTS

     Upon the occurrence of a trust enforcement event, the property trustee, as the sole holder of the junior subordinated debt securities, will have the right under the Subordinated Debt Indenture to declare the principal of, interest on and premium, if any, on the junior subordinated debt securities to be immediately due and payable. A trust enforcement event under the amended declaration of trust also will be an event of default under the Subordinated Debt Indenture. See "Description of Additional Terms of Junior Subordinated Debt Securities to be Issued to the Trusts."

     Under the amended declaration of trust, until all trust enforcement events with respect to the trust preferred securities have been cured, waived or otherwise eliminated, the holder of the trust common securities will be deemed to have waived any trust enforcement event with respect to the trust common securities, the property trustee will be deemed to be acting solely on behalf of the holders of the trust preferred securities and only the holders of the trust preferred securities will have the right to direct the property trustee with respect to certain matters under the amended declaration of trust and the Subordinated Debt Indenture as it relates to the junior subordinated debt securities. In the event that any trust enforcement event with respect to the trust preferred securities is waived by the holders of the trust preferred securities as provided in the amended declaration of trust, the holder of trust common securities has agreed that the waiver also constitutes a waiver of the trust enforcement event with respect to the trust common securities for all purposes under the amended declaration of trust without any further act, vote or consent of the holder of trust common securities.

     Each amended declaration of trust will provide that we and the administrative trustees shall deliver to the property trustee within 120 days after the end of each of our fiscal years a certificate evidencing compliance with all the applicable conditions and covenants under the amended declaration of trust during the last fiscal year.

     If a property trustee fails to enforce its rights under the amended declaration of trust or the Subordinated Debt Indenture to the fullest extent permitted by law and, subject to the terms of the amended declaration of trust and the Subordinated Debt Indenture, any holder of trust securities may sue us, or seek other remedies, to enforce the property trustee's rights under the amended declaration of trust or the Subordinated Debt Indenture without first instituting a legal proceeding against the property trustee or any other person. If a trust enforcement event occurs and is continuing as a result of our failure to pay the principal of, interest on or premium, if any, on the junior subordinated debt securities when payable, then a holder of the trust preferred securities may directly sue us or seek other remedies, to collect its proportionate share of payments owed. See "Relationship Among the Trust Preferred Securities, the Guarantees and the Junior Subordinated Debt Securities Held By The Trust" below.

REMOVAL AND REPLACEMENT OF TRUSTEES

     Once trust securities have been issued, the number of trustees may be increased or decreased by a majority in liquidation amount of the trust common securities and only the holder of trust common securities has the right to remove or replace the trustees of the trust, except that while an event of default in respect of the junior subordinated debt securities has occurred and is continuing, the holders of a majority of the trust preferred securities will have this right. The resignation or removal of any property or Delaware trustee and the appointment of a successor property or Delaware trustee will be effective only on the acceptance of appointment by the successor property or Delaware trustee in accordance with the provisions of the amended declaration of trust. The resignation of an administrative trustee is effective only in accordance with the provisions of the amended declaration of trust.

MERGERS AND SALES OF ASSETS

     A trust may not consolidate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other trust entity (each, a "Merger Event"), except as described below. A trust may, at our request and with the consent of a majority of its administrative trustees (but without the consent of the holders of its trust securities, the Delaware trustee or the property trustee), consolidate, merge with or into, or be replaced by, or convey, transfer or lease its properties or assets substantially as an entirety to, another trust, provided that:

     - the successor entity either (1) assumes all of the obligations of the trust relating to its trust securities or (2) substitutes other securities for the trust preferred securities that are substantially similar to the trust preferred securities, so long as the successor securities rank the same as the trust preferred securities for distributions and payments upon liquidation, redemption and otherwise;

     - we appoint a trustee of the successor entity who has the same powers and duties as the property trustee of the trust, as the holder of the junior subordinated debt securities;

     - the trust preferred securities are listed, or any successor securities will be listed, upon notice of issuance, on the same securities exchange or other organization that the trust preferred securities are then listed;

     - the Merger Event does not cause the trust preferred securities or successor securities to be downgraded by any nationally recognized rating agency;

     - the Merger Event does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities or successor securities in any material way, other than with respect to any dilution of the holders' interest in the new entity;

     - the successor entity has a purpose identical to that of the trust;

     - prior to the Merger Event, we have received an opinion of counsel stating that (1) the Merger Event does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities or any successor securities in any material way, other than with respect to any dilution of the holders' interest in the new entity,
       (2) following the Merger Event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act, and (3) following the Merger Event, the trust or the successor entity will continue to be classified as a grantor trust for U.S. federal income tax purposes;

     - we directly or indirectly own all of the trust common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities in the same manner as in the guarantee; and

     - the successor entity assumes all of the obligations of the trust with respect to the trustees.

     In addition, unless all of the holders of the trust preferred securities and trust common securities approve otherwise, the trust will not consolidate, merge with or into, or be replaced by, or convey, transfer or lease its properties or assets substantially as an entirety to, any other entity or permit any other entity to consolidate, merge with or into, or replace it, if, in the opinion of tax counsel, the transaction would cause the trust or the successor entity to be classified other than as a grantor trust for U.S. federal income tax purposes and would cause the holders of the trust securities not to be treated as owning an undivided interest in the junior subordinated debt securities.

VOTING RIGHTS; AMENDMENT OF AMENDED DECLARATION OF TRUST

     The holders of trust securities have no voting rights except as discussed under "-- Removal and Replacement of Trustees" and "-- Mergers and Sales of Assets" above and "Description of the Guarantees" below and as otherwise required by law and the amended declaration of trust.

     The amended declaration of trust may be amended if approved by us, a majority of the administrative trustees of the trust, the property trustee and, if the amendment affects the rights, powers, duties, obligations or immunities of the Delaware trustee, the Delaware trustee. However, if any proposed amendment provides for:

     - any action that would adversely affect the powers, preferences or special rights of the trust securities, whether by way of amendment to the amended declaration of trust or otherwise; or

     - the dissolution, winding-up or termination of the trust other than under the terms of its amended declaration of trust;

then the holders of the trust securities as a single class will be entitled to vote on the amendment. In that case, the amendment will be effective only if approved by at least a majority in liquidation amount of the trust securities affected by the amendment. However, if any proposed amendment would adversely affect only the trust preferred securities or the trust common securities, then only the affected class will be entitled to vote on the amendment.

     In addition, if any proposed amendment provides for:

     - any action that would change the amount or timing of any distribution of the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities on a specified date; or

     - any action that would restrict the right of a holder of trust securities to institute suit for the enforcement of payment of the distribution on or after the specified date;

then the holders of trust securities as a single class will be entitled to vote on the amendment. In that case, the amendment will be effective only if approved by each holder of trust securities affected by the amendment.

     No amendment may be made to an amended declaration of trust if that amendment would:

     - cause the trust to be characterized as other than a grantor trust for U.S. federal income tax purposes;

     - reduce or otherwise adversely affect the powers of the property trustee in contravention of the Trust Indenture Act; or

     - cause the trust to be deemed to be an investment company which is required to be registered under the Investment Company Act.

     As will be described in the amended declaration of trust, the administrative trustees may hold a meeting to have holders of trust securities vote on an amendment or have them approve an amendment by written consent.

     If a vote by the holders of trust preferred securities is taken or a consent is obtained, any trust preferred securities owned by us or our affiliates will, for purposes of the vote or consent, be treated as if they were not outstanding, which will have the following consequences:

     - we and our affiliates will not be able to vote on or consent to matters requiring the vote or consent of holders of trust preferred securities; and

     - any trust preferred securities owned by us or our affiliates will not be counted in determining whether the required percentage of votes or consents has been obtained.

     The holders of a majority of the total liquidation amount of each of the trust preferred securities and the trust common securities have the right to:

     - direct the time, method and place of conducting any proceeding for any remedy available to the property trustee; or

     - direct the exercise of any trust or power conferred upon the property trustee under the amended declaration of trust, including the right to direct the property trustee, as the holder of the junior subordinated debt securities, to:

      - exercise the remedies available under the Subordinated Debt Indenture with respect to the junior subordinated debt securities;

      - consent to any amendment or modification of the Subordinated Debt Indenture with respect to the junior subordinated debt securities; or

      - waive any event of default under the Subordinated Debt Indenture that is waivable.

     However, the holders of a majority of the total liquidation amount of the trust common securities can exercise the foregoing rights only after all trust enforcement events with respect to the trust preferred securities have been cured, waived or otherwise eliminated. In addition, before taking any of the foregoing actions, the property trustee must obtain an opinion of tax counsel stating that, as a result of that action, the trust will continue to be classified as a grantor trust for U.S. federal income tax purposes and that each holder of trust securities will be treated as owning an undivided beneficial ownership interest in junior subordinated debt securities.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     For matters relating to compliance with the Trust Indenture Act, the property trustee will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. The property trustee and/or one or more of its affiliates may be a lender under our credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates. The property trustee will be permitted to engage in other transactions with us and/or our subsidiaries and affiliates. However, if the property trustee acquires any conflicting interest, as defined in the Trust Indenture Act, it must eliminate the conflict or resign.

     The property trustee, other than during the occurrence and continuance of a trust enforcement event, undertakes to perform only the duties that will be specifically described in the amended declaration of trust and, upon a trust enforcement event, must use the same degree of care and skill as a prudent individual would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers given it by the applicable amended declaration of trust at the request of any holder of trust preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur.

INFORMATION CONCERNING THE ADMINISTRATIVE TRUSTEES

     Initially, there will be three administrative trustees of each trust. The administrative trustees may be officers or employees of BorgWarner Inc. or entities affiliated with us. The administrative trustees are authorized and directed to conduct the affairs of and, among other things, to operate the trust in a way that:

     - will not cause it to be deemed to be an investment company required to be registered under the Investment Company Act;

     - will cause it to be classified as a grantor trust for U.S. federal income tax purposes; and

     - will cause the junior subordinated debt securities it holds to be treated as our indebtedness for U.S. federal income tax purposes.

     The administrative trustees are authorized to take any action, so long as it is consistent with applicable law, the certificate of trust and the amended declaration of trust, that they determine to be necessary or desirable for those purposes.

                         DESCRIPTION OF THE GUARANTEES

     We will execute a guarantee for the benefit of the holders of each series of trust preferred securities. Each guarantee will be qualified as an indenture under the Trust Indenture Act. The applicable prospectus supplement with respect to the trust preferred securities will identify the guarantee trustee. The terms of the guarantee will be those set forth in the guarantee and those made part of the guarantee by the Trust Indenture Act. The guarantee trustee will hold each guarantee for the benefit of the holders of the trust preferred securities to which it relates.

GENERAL

     We will irrevocably and unconditionally agree under each guarantee to pay the guarantee payments that are set forth below, to the extent specified in that guarantee, to the holders of the trust preferred securities to which the guarantee relates, to the extent that the guarantee payments are not paid by or on behalf of the related trust. We are required to pay the guarantee payments to the extent specified in the relevant guarantee regardless of any defense, right of set-off or counterclaim that we may have or may assert against any person.

     The following payments and distributions on the trust preferred securities of a trust are guarantee payments:

     - any accumulated and unpaid distributions required to be paid on the trust preferred securities of the trust, but only to the extent that the trust has funds legally and immediately available for those distributions;

     - the redemption price for any trust preferred securities that the trust calls for redemption, including all accumulated and unpaid distributions to the redemption date, but only to the extent that the trust has funds legally and immediately available for the payment; and

     - upon a dissolution, winding-up or termination of the trust, other than in connection with the distribution of junior subordinated debt securities to the holders of trust securities of the trust or the redemption of all the trust preferred securities of the trust, the lesser of:

      - the sum of the liquidation amount and all accumulated and unpaid distributions on the trust preferred securities of the trust to the payment date, to the extent that the trust has funds legally and immediately available for the payment; and

      - the amount of assets of the trust remaining available for distribution to holders of the trust preferred securities of the trust in liquidation of the trust.

     We may satisfy our obligation to make a guarantee payment by making that payment directly to the holders of the related trust preferred securities or by causing the trust to make the payment to those holders.

     Each guarantee will be a full and unconditional guarantee, subject to certain subordination provisions of the guarantee payments with respect to the related trust preferred securities from the time of issuance of those trust preferred securities, except that the guarantee will only apply to the payment of distributions and other payments on the trust preferred securities when the trust has sufficient funds legally and immediately available to make those distributions or other payments.

     If we do not make the required payments on the junior subordinated debt securities that the property trustee holds under a trust, that trust will not make the related payments on its trust preferred securities.

SUBORDINATION

     Our obligations under each guarantee will be unsecured obligations of ours. Those obligations will rank:

     - subordinate and junior in right of payment to all of our other liabilities, other than obligations or liabilities that rank equal in priority or subordinate by their terms;

     - equal in priority with the junior subordinated debt securities that we may issue and similar guarantees; and

     - senior to our common stock.

     Each guarantee will be a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against us, as guarantor, to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity.

     The terms of the trust preferred securities will provide that each holder of the trust preferred securities, by accepting those trust preferred securities, agrees to the subordination provisions and other terms of the related guarantee.

AMENDMENTS

     We may amend the guarantee without the consent of any holder of the trust preferred securities to which the guarantee relates if the amendment does not materially and adversely affect the rights of those holders. We may otherwise amend the guarantee with the approval of the holders of at least a majority of the outstanding trust preferred securities to which the guarantee relates.

TERMINATION

     The guarantee will terminate and be of no further effect when:

     - the redemption price of the trust preferred securities to which it relates is fully paid;

     - we distribute the related junior subordinated debt securities to the holders of those trust preferred securities; or

     - the amounts payable upon liquidation of the related trust are fully paid.

     Each guarantee will remain in effect or will be reinstated if at any time any holder of the related trust preferred securities must restore payment of any sums paid to that holder with respect to those trust preferred securities or under that guarantee.

CERTAIN COVENANTS

     We will covenant that, so long as any trust preferred securities remain outstanding, if we have given notice of our election to defer payments of interest on the junior subordinated debt securities or if there is an event of default under the guarantee or the Subordinated Debt Indenture with respect to the junior subordinated debt securities (or any event of which we have knowledge that with the giving of notice or lapse of time or both would constitute an event of default under the Subordinated Debt Indenture with respect to the junior subordinated debt securities and which we have not taken responsible steps to cure):

     - we will not make distributions related to our debt securities that rank equally with or junior to the junior subordinated debt securities, including any payment of interest, principal or premium, or repayments, repurchases or redemptions; and

     - we will not make distributions related to our capital stock, including dividends, redemptions, repurchases, liquidation payments, or guarantee payments.

     We may, however, make the following types of distributions:

     - dividends paid in common stock;

     - dividends in connection with the implementation of a shareholder rights plan, the issuance of capital stock under any such plan or the redemption or repurchase of any rights pursuant to such plan;

     - payments under a guarantee to a trust holding junior subordinated debt securities of the same series;

     - repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, consultants or advisors; and

     - the purchases of fractional interests in shares of capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged.

EVENTS OF DEFAULT

     An event of default will occur under any guarantee if we fail to perform any of our payment obligations under the guarantee. The holders of a majority of the trust preferred securities of any series may waive any such event of default and its consequences on behalf of all of the holders of the trust preferred securities of that series. The guarantee trustee is entitled to enforce the guarantee for the benefit of the holders of the trust preferred securities of a series if an event of default occurs under the related guarantee.

     The holders of a majority of the trust preferred securities to which a guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee with respect to that guarantee or to direct the exercise of any trust or power that the guarantee trustee holds under that guarantee. Any holder of the related trust preferred securities may institute a legal proceeding directly against us to enforce that holder's rights under the guarantee without first instituting a legal proceeding against the guarantee trustee or any other person or entity.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The guarantee trustee and/or one or more of its affiliates may be a lender under our credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates. The guarantee trustee will be permitted to engage in other transactions with us and/or our subsidiaries and affiliates. However, if the guarantee trustee acquires any conflicting interest, as defined in the Trust Indenture Act, it must eliminate the conflict or resign.

     The guarantee trustee will perform only those duties that are specifically set forth in each guarantee unless an event of default under the guarantee occurs and is continuing. In case an event of default occurs and is continuing, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise or use in the conduct of his or her own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of its powers under any guarantee at the request of any holder of the related trust preferred securities unless that holder offers reasonable indemnity to the guarantee trustee against the costs, expenses and liabilities which it might incur as a result.

APPLICABLE LAW

     The guarantee will be governed by and construed in accordance with the laws of the State of New York.

                    AGREEMENT AS TO EXPENSES AND LIABILITIES

     We will enter into an agreement as to expenses and liabilities in connection with each amended declaration of trust. The agreement as to expenses and liabilities will provide that we will, with certain exceptions, irrevocably and unconditionally guarantee the full payment of any indebtedness, expenses or liabilities of the related trust to each person or entity to whom that trust becomes indebted or liable. The exceptions are the obligations of the trust to pay to the holders of the related trust preferred securities or other similar interests in the trust the amounts due to the holders under the terms of those trust preferred securities or those similar interests.

             DESCRIPTION OF ADDITIONAL TERMS OF JUNIOR SUBORDINATED
                   DEBT SECURITIES TO BE ISSUED TO THE TRUSTS

GENERAL

     The junior subordinated debt securities, which each trust that issues trust preferred securities will hold as trust assets, will be issued under the Subordinated Debt Indenture relating to that series of junior subordinated debt securities. Except as described in an applicable prospectus supplement, the features of the junior subordinated debt securities will be similar to the Subordinated Debt Securities described above under "Description of Debt Securities," with the additional features summarized below.

     Junior subordinated debt securities will be issued in a principal amount equal to the aggregate stated liquidation amount of trust preferred securities plus our investment in trust common securities. The entire principal amount of the junior subordinated debt securities held by each trust will mature and become due and payable, together with any accrued and unpaid interest thereon, on the date set forth in the applicable prospectus supplement.

     If distributed to the holders of trust preferred securities upon dissolution of a trust, junior subordinated debt securities represented by a paper certificate may be presented for exchange or transfer at the office of the relevant registrar. Holders will not have to pay any service charge for any registration of transfer or exchange of their certificates, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer.

SUBORDINATION

     The junior subordinated debt securities will rank subordinated and junior in right of payment, to the extent described in the applicable prospectus supplement and as set forth in the Subordinated Debt Indenture, to all of our Senior Indebtedness. For purposes of the junior subordinated debt securities, Senior Indebtedness shall include those obligations described as Senior Indebtedness for purposes of the Subordinated Debt Securities under "Description of Debt Securities -- Subordinated Debt" above, as well as all principal, premium, if any, and interest in respect of Subordinated Debt Securities issued under the Subordinated Debt Indenture, except for any series of Subordinated Debt Securities that by its terms is subordinated to, or ranks on an equal basis with, junior subordinated debt securities.

     The Subordinated Debt Indenture does not limit the amount of Senior Indebtedness that we may issue.

OPTIONAL REDEMPTION

     To the extent described in the applicable prospectus supplement, we will have the right to redeem the junior subordinated debt securities, in whole or in part, from time to time, on or after the applicable redemption date at the applicable redemption price, together with interest, upon not less than 30 nor more than 60 days' notice.

DEFERRAL OF INTEREST PAYMENTS ON JUNIOR SUBORDINATED DEBT SECURITIES

     We can defer interest payments by extending the interest payment period for the number of consecutive extension periods specified in the applicable prospectus supplement. Other details regarding the extension period will also be specified in the applicable prospectus supplement. No extension period may extend beyond the maturity of the junior subordinated debt securities. At the end of the extension period (or periods), we will pay all interest then accrued and unpaid, together with interest on the deferred amount as provided in the applicable prospectus supplement, to the extent permitted by applicable law.

     During any extension period, we will not make distributions related to our capital stock, including dividends, redemptions, repurchases, liquidation payments or guarantee payments. In addition, we will not make any payments, redeem or repurchase any debt securities of equal or junior rank to the junior subordinated debt securities, or make any guarantee payments on any such debt securities of our subsidiaries. We may, however, make the following types of distributions:

     - dividends or distributions paid in common stock;

     - dividends in connection with the implementation of a shareholder rights plan;

     - payments to a trust holding securities of the same series under a guarantee;

     - repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, consultants or advisors; or

     - the purchases of fractional interests in shares of capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged.

     Prior to the termination of any extension period for a series of junior subordinated debt securities, we may further defer payments of interest on the junior subordinated debt securities by extending the interest payment period, provided that the extension period together with all previous and further extensions thereof for the series of junior subordinated debt securities may not extend beyond five consecutive years or extend beyond the maturity of the series. Upon the termination of any extension period, and the payment of all accrued and unpaid interest on the junior subordinated debt securities then due, we may select a new extension period for the series of junior subordinated debt securities, subject to the above requirements. No interest on a series of junior subordinated debt securities during an extension period, except at the end thereof, will be due and payable.

     If the property trustee is the sole holder of the junior subordinated debt securities, we will give the property trustee notice of the selection of an extension period for such series of junior subordinated debt securities one business day prior to the earlier of:

     - the regular record date for the interest payment on which the extension period is to commence or relating to the interest payment on which an extension period that is being extended would otherwise terminate; or

     - the date a trust is required to give notice to the applicable self-regulatory organization or to holders of the trust preferred securities of the record date or the date the distribution is payable, but in any event not less than one business day prior to such record date.

     The administrative trustees shall give notice of the selection of an extension period to the holders of trust preferred securities. If the property trustee is not the sole holder of a series of junior subordinated debt securities, we will give the holders of such junior subordinated debt securities notice of the selection of an extension period ten business days prior to the earlier of:

     - the regular record date for the interest payment on which the extension period is to commence or relating to the interest payment on which an extension period that is being extended would otherwise terminate; or

     - the date we are required to give notice to the applicable self-regulatory organization or to holders of the subordinated debt securities, but in any event at least two business days before such record date.

     We have no present intention to defer interest payments.

CERTAIN COVENANTS

     The Subordinated Debt Indenture, as it applies to any junior subordinated debt securities, will require us to:

     - maintain 100% direct or indirect ownership of the trust common securities of any trust to which the junior subordinated debt securities have been issued while the junior subordinated debt securities remain outstanding; and

     - pay to any trust to which the junior subordinated debt securities have been issued any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority on that trust, so that the net amounts received and retained by that trust (after paying any taxes, duties, assessments or other governmental charges) will be not less than the trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

     If there has occurred any event of default, then we may not:

     - declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock; or

     - make any payment of interest, principal or premium, on or repay, repurchase or redeem any, debt securities (including guarantees other than the trust guarantee) issued by us which rank pari passu with or junior to the junior subordinated debt securities.

     The preceding sentence, however, shall not restrict:

     - dividends or distributions paid in common stock;

     - dividends in connection with the implementation of a shareholder rights plan;

     - payments to a trust holding securities of the same series under a guarantee;

     - repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, consultants or advisors; or

     - the purchase of fractional interests in shares of capital stock pursuant to the conversion or exchange provision of the capital stock or the security being converted or exchanged.

     The Subordinated Debt Indenture will provide that, with respect to any junior subordinated debt securities, we will not merge or consolidate with another corporation or sell or lease all or substantially all of our assets to another corporation, or purchase all or substantially all the assets of another corporation unless:

     - either (1) we are the continuing corporation or (2) the successor corporation, if other than us, expressly assumes the obligations evidenced by the junior subordinated debt securities issued pursuant to the Subordinated Debt Indenture and our obligations under the trust guarantees;

     - immediately prior to and after the transaction, there would not be any events of default in the performance of any covenant or condition of the Subordinated Debt Indenture as it relates to the junior subordinated debt securities; and

     - the transaction is permitted under the relevant amended declaration of trust and guarantee and does not give rise to any breach or violation of such declaration of trust or guarantee.

MODIFICATION OF THE SUBORDINATED INDENTURE

     If we and the trustee propose a modification of the Subordinated Debt Indenture or the rights of the holders of a series of junior subordinated debt securities that requires the consent of the holders of the series and the modification relates to a series of junior subordinated debt securities held by or on behalf of a BorgWarner Capital Trust, then:

     - if the consent of a majority in aggregate principal amount of junior subordinated debt securities is required, the modification will not be effective until the holders of a majority in liquidation amount of trust securities issued by the affected trust have consented to the modification; and

     - if the consent of each outstanding junior subordinated debt security is required, the modification will not be effective until each holder of the trust securities of the affected trust has consented to the modification.

     However, the holders of the trust common securities can vote to provide the foregoing consent only after all events of default with respect to the trust preferred securities have been cured, waived or otherwise eliminated and after the property trustee has obtained an opinion from tax counsel that the corresponding trust will not fail to be classified as a grantor trust for U.S. federal income tax purposes, as provided in the amended declaration of trust.

ADDITIONAL EVENTS OF DEFAULT

     In addition to the events of default described under "Description of Debt Securities -- Events of Default," the voluntary or involuntary dissolution, winding up or termination of a BorgWarner Capital Trust will be an additional event of default regarding any series of junior subordinated debt securities held as trust assets, unless the dissolution, winding up or termination is in connection with:

     - the distribution of junior subordinated debt securities to holders of trust securities in liquidation of a trust;

     - the redemption of all outstanding trust securities of such trust; or

     - certain mergers or consolidations permitted by the amended declaration of trust.

     Holders of a majority in principal amount of junior subordinated debt securities of any series or the majority in liquidation amount of the trust preferred securities of a trust or of the trust common securities of a trust may waive any past default with respect to such securities, except a default in payment of principal, premium or interest or a default in a covenant or provision which may not be modified or amended without the consent of each holder of a junior subordinated debt security of the affected series or the affected trust preferred securities or trust common securities. The holders of trust preferred securities in certain circumstances have the right to direct the property trustee to exercise its rights as holder of junior subordinated debt securities.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

     To the extent any action under the Subordinated Debt Indenture as it relates to a series of junior subordinated debt securities is entitled to be taken by the holders of at least a specified percentage of junior subordinated debt securities, holders of the corresponding trust preferred securities may take any action if it is not taken by the property trustee of the related BorgWarner Capital Trust. Notwithstanding the foregoing, if an event of default has occurred and is continuing and is attributable either to:

     - our failure to pay the principal of, premium, if any, on or interest on the junior subordinated debt securities on the due date; or

     - our failure to deliver the required securities or other rights upon an appropriate conversion or exchange right election;

a holder of the related trust preferred securities may institute a legal proceeding directly against us for enforcement of payment to that holder of the principal of or premium, if any, on or interest on the junior subordinated debt securities having a principal amount equal to the liquidation amount of the trust preferred securities held by that holder or for enforcement of such conversion or exchange rights, as the case may be (each, a "Direct Action"). We may not amend the Subordinated Debt Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the trust preferred securities outstanding. Notwithstanding any payments made to a holder of trust preferred securities by us in connection with a Direct Action, we shall remain obligated to pay the principal of and premium, if any, on and interest on the related junior subordinated debt securities, and we shall be subrogated to the rights of the holder of the trust preferred securities with respect to payments on the trust preferred securities to the extent of any payments made by us to that holder in any direct action.

     The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the related junior subordinated debt securities unless an event of default has occurred and is continuing under the applicable declaration of trust. See "Description of Trust Preferred Securities -- Trust Enforcement Events."

               RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
           THE GUARANTEES AND THE JUNIOR SUBORDINATED DEBT SECURITIES
                               HELD BY THE TRUSTS

     We will guarantee payments of distributions and redemption and liquidation payments due on the trust preferred securities, to the extent the trust has funds available for the payments, to the extent described under "Description of the Guarantees." No single document executed by us in connection with the issuance of the trust preferred securities will provide for our full, irrevocable and unconditional guarantee of the trust preferred securities. It is only the combined operation of our obligations under the guarantee, the amended declaration of trust and the Subordinated Debt Indenture (as it relates to the junior subordinated debt securities) that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the trust preferred securities.

     As long as we make payments of interest and other payments when due on the junior subordinated debt securities held by the trust, those payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the trust preferred securities issued by the trust, primarily because:

     - the total principal amount of the junior subordinated debt securities will be equal to the sum of the total liquidation amount of the trust securities;

     - the interest rate and interest and other payment dates on the junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the trust securities;

     - we will pay for any and all costs, expenses and liabilities of the trust except its obligations under its trust preferred securities; and

     - each amended declaration of trust will provide that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

     If and to the extent that we do not make payments of the junior subordinated debt securities, the trust will not have funds available to make payments of distributions or other amounts due on its trust preferred securities. In those circumstances, holders will not be able to rely upon the guarantee for payment of these amounts. Instead, holders may directly sue us or seek other remedies to collect their proportionate share of payments owed. If holders sue us to collect payment, then we will assume rights as a holder of trust preferred securities under the amended declaration of trust to the extent we make a payment to holders in any such legal action.

                    LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

     Unless otherwise provided in the prospectus supplement, the debt securities, preferred stock, warrants or units of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, the depositary or its nominee identified in the prospectus supplement relating to that series. The depositary will be DTC, unless otherwise indicated in the applicable prospectus supplement for a series. Book-entry securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged for the individual securities that it represents, a book-entry security may not be transferred except as a whole to a nominee of the depositary or to a successor depositary or any nominee of the successor.

     DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. No fees or costs of DTC will be charged to you.

     Purchases of book-entry securities within the DTC system must be made by or through direct participants, which will receive a credit for the book-entry securities on DTC's records. The ownership interest of each actual purchaser of each book-entry security (the "Beneficial Owners") is in turn to be recorded on the direct and indirect participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the Beneficial Owners purchased book-entry securities. Transfers of ownership interests in the book-entry securities are to be accomplished by entries made on the books of participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in book-entry securities, except in the event that use of the book-entry system is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

     To facilitate subsequent transfers, all book-entry securities deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of book-entry securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the book-entry securities; DTC's records reflect only the identity of the direct participants to whose accounts such book-entry securities are credited, which may or may not be the Beneficial Owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     We expect that conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to Beneficial Owners and the voting rights of direct participants, indirect participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. as the registered holder of the book-entry securities.

     Although voting with respect to the book-entry securities is limited to the holders of record of the book-entry securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to book-entry securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts such book-entry securities are credited on the record date (identified in a listing attached to the omnibus proxy).

     As long as the book-entry securities are held by DTC or its nominee and DTC continues to make its same-day funds settlement system available to us, all payments on the book-entry securities will be made by us in immediately available funds to DTC. We have been advised that DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC, any trustees or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment on book-entry securities to DTC is our responsibility or the responsibility of the relevant trustee (as applicable), disbursement of such payments to direct participants is the responsibility of DTC and disbursements of such payments to the Beneficial Owners is the responsibility of direct and indirect participants.

     Unless otherwise provided in the applicable prospectus supplement, a global security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

     - DTC provides reasonable notice to us that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under Exchange Act when it is required to be so registered;

     - we execute and deliver to the relevant registrar, transfer agent, trustee, depositary, warrant agent and/or unit agent an order complying with the requirements of our restated certificate of incorporation and by-laws or the relevant indenture, deposit agreement, warrant agreement and/or unit agreement that this global security shall be so exchangeable; or

     - there has occurred and is continuing a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to those debt securities.

     Under those circumstances and unless provided otherwise in the applicable prospectus supplement, if we do not appoint a successor depositary within 90 days, we will issue individual definitive securities in exchange for all the global securities representing the debt securities, preferred stock, warrants or units. In addition, we may at any time and in our sole discretion determine not to have the debt securities, preferred stock, warrants or units represented by global securities and, in that event, will issue individual definitive securities in exchange for all the global securities representing them. Individual definitive debt securities so issued will be issued in denominations of $1,000 and any larger amount that is an integral multiple of $1,000 and registered in such names as DTC shall direct. Individual preferred securities will be issued in whole shares and registered in such names as DTC shall direct. DTC will generally not be required to notify its participants of the availability of definitive securities.

     Except as described above, a global security may not be transferred except as a whole to DTC or another nominee of DTC, or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security unless the beneficial interest is in an amount equal to an authorized denomination for those securities.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations. None of us, the trustees, any registrar and transfer agent, any warrant agent, any unit agent or any depositary, or any of their agents, will have any responsibility for any aspect of DTC's or any participant's records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

                              PLAN OF DISTRIBUTION

     The securities may be sold from time to time in one or more transactions:

     - directly to purchasers,

     - through agents,

     - to or through underwriters or dealers, or

     - through a combination of these methods.

     The securities may be distributed at:

     - a fixed price or prices, which may be changed,

     - market prices prevailing at the time of sale,

     - prices related to the prevailing market prices, or

     - negotiated prices.

GENERAL

     Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement.

AGENTS

     We may designate agents to sell the securities. The agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the securities.

UNDERWRITERS

     If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale. We may offer the securities to the public through an underwriting syndicate or through a single underwriter.

     Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless the applicable prospectus supplement says otherwise. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

DEALERS

     We may sell the offered securities to dealers as principals. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale.

DIRECT SALES

     We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

INSTITUTIONAL PURCHASERS

     We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

     We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

INDEMNIFICATION; OTHER RELATIONSHIPS

     We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

MARKET MAKING, STABILIZATION AND OTHER TRANSACTIONS

     Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

     Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

     Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

                                 LEGAL MATTERS

     Legal matters relating to the securities offered hereby will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York. Certain matters of Delaware law relating to the trust preferred securities offered hereby will be passed upon for us by Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware, special Delaware counsel to us and the BorgWarner Capital Trusts.

                                    EXPERTS

     The consolidated financial statements of BorgWarner Inc. as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2000, as amended by the Form 10-K/A filed with the Securities and Exchange Commission on June 28, 2001, have been audited by

Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of NSK-Warner Kabushiki Kaisha as of March 31, 2001 and 2000, and for each of the years in the three-year period ended March 31, 2001 incorporated by reference in this prospectus from our Annual Report on Form 10-K/A, have been audited by KPMG, independent auditors, as stated in their report which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents by writing to the SEC and paying a fee for the copying costs. You may also call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" certain of our publicly filed documents into this prospectus, which means that we may disclose material information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any additional documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act at any time after the initial filing of the registration statement, whether before or after it is declared effective, until the offering of the securities is terminated. This prospectus is part of a registration statement on Form S-3 that we filed with the SEC and does not contain all of the information set forth in the registration statement.

     The following documents that we previously filed with the SEC (SEC File No. 001-12162) are incorporated by reference:

     (1) our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed on March 23, 2001 (as amended on Form 10-K/A filed on June 28, 2001);

     (2) our Proxy Statement on Schedule 14A, relating to our annual meeting of stockholders held on April 25, 2001, filed on March 23, 2001;

     (3) our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001, filed on May 14, 2001 (as amended on Form 10-Q/A filed on May 18, 2001);

     (4) our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001, filed on August 14, 2001;

     (5) our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, filed on November 13, 2001; and

     (6) the description of our voting common stock contained in our registration statement on Form S-3/A (Registration No. 333-84931) filed on September 21, 1999, including any amendment or report filed for the purposes of updating such description.

     We will provide at no cost to any person to whom a copy of this prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents, unless specifically incorporated by reference. You should direct any requests for documents to BorgWarner Inc., 200 South Michigan Avenue, Chicago, Illinois 60604, Attention: Corporate Secretary.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     No dealer, salesperson or other person is authorized to provide any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ---------------------

                                  $300,000,000

                               [BORGWARNER LOGO]

                                Debt Securities
                                Preferred Stock
                              Voting Common Stock
                            Non-Voting Common Stock
                               Depository Shares
                                    Warrants
                                     Units

                             ---------------------

                           BORGWARNER CAPITAL TRUST I
                          BORGWARNER CAPITAL TRUST II
                          BORGWARNER CAPITAL TRUST III

                           Trust Preferred Securities
 Fully and Unconditionally Guaranteed, as Described Herein, by BorgWarner Inc.

                            ------------------------

                             Preliminary Prospectus

                            ------------------------

                               November   , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the offerings described in this registration statement, all of which will be paid by the registrant. All such expenses other than the registration fee are estimates.

Securities and Exchange Commission registration fee.........  $ 25,000*
Legal fees and expenses.....................................   175,000
Accounting fees and expenses................................    15,000
Printing and engraving expenses.............................   150,000
Rating agency fees..........................................   150,000
Trustee fees and expenses...................................    50,000
Miscellaneous expenses......................................    35,000
                                                              --------
       Total................................................  $600,000
                                                              ========

---------------
* $50,000 of the $75,000 filing fee was previously paid in connection with securities registered and remaining unsold under the registration statement on Form S-3 (Registration No. 33-84931), which securities are being carried forward pursuant to Rule 429.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") provides as follows:

          A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     As permitted by Section 102 of the DGCL, BorgWarner Inc.'s restated certificate of incorporation provides that no director shall be liable to BorgWarner Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for breaches of the director's duty of loyalty to BorgWarner Inc. and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for the unlawful payment of dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     BorgWarner Inc.'s restated certificate of incorporation provides for indemnification of its directors and officers to the fullest extent permitted by the DGCL, and allows BorgWarner Inc. to advance or reimburse litigation expenses upon submission by the director, officer or employee of an undertaking to repay such advances or reimbursements if it is ultimately determined that indemnification is not available to such director or officer.

     The registrant maintains directors and officers liability insurance for the benefit of its directors and officers.

     For information concerning the registrant's undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 17 hereof.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                              DESCRIPTION OF EXHIBITS
-------                             -----------------------
1.1**      --     Form of Underwriting Agreement.
4.1        --     Restated Certificate of Incorporation of registrant
                  (incorporated by reference to Exhibit 3.1 to the
                  registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993).
4.2        --     By-Laws of registrant (incorporated by reference to Exhibit
                  3.2 to the registrant's Quarterly Report on Form 10-Q for
                  the quarter ended September 30, 1993).
4.3        --     Certificate of Designations, Preferences and Rights of
                  Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.3 of the registrant's Annual
                  Report on Form 10-K for the year ended December 31, 1998).
4.4        --     Certificate of Ownership and Merger Merging BorgWarner Inc.
                  into Borg-Warner Automotive, Inc. (incorporated by reference to Exhibit 99.1 of the registrant's Quarterly Report on Form
                  10-Q for the quarter ended March 31, 2000).
4.5        --     Indenture, dated as of November 1, 1996, between Borg-Warner
                  Automotive, Inc. and The First National Bank of Chicago
                  (incorporated by reference to Exhibit 4.1 to Registration
                  Statement No. 333-14717).
4.6        --     Indenture, dated as of February 15, 1999, between
                  Borg-Warner Automotive, Inc. and The First National Bank of
                  Chicago (incorporated by reference to Exhibit 4.1 to
                  Amendment No. 1 to Registration Statement No. 333-66879).
4.7        --     Rights Agreement, dated as of July 22, 1998, between
                  Borg-Warner Automotive, Inc. and Mellon Investor Services,
                  L.L.C. (incorporated by reference to Exhibit 4.1 to the
                  Registration Statement on Form 8-A filed on July 24, 1998).
4.8        --     Form of Senior Debt Indenture (incorporated by reference to
                  Exhibit 4.1 to Registration Statement No. 333-84931).
4.9        --     Form of Subordinated Debt Indenture (incorporated by
                  reference to Exhibit 4.3 to Registration Statement No.
                  333-84931).
4.10**     --     Form of Senior Debt Securities.
4.11**     --     Form of Subordinated Debt Securities.
4.12**     --     Form of Certificates of Designation with respect to
                  Preferred Stock, other than Series A Junior Participating
                  Preferred Stock.
4.13**     --     Form of Deposit Agreement.
4.14**     --     Form of Depositary Receipts.
4.15**     --     Form of Warrant Agreement.
4.16**     --     Form of Warrants.
4.17**     --     Form of Unit Agreement.
4.18**     --     Form of Units.
4.19*      --     Certificate of Trust of BorgWarner Capital Trust I.
4.20*      --     Declaration of Trust of BorgWarner Capital Trust I.
4.21*      --     Certificate of Trust of BorgWarner Capital Trust II.
4.22*      --     Declaration of Trust of BorgWarner Capital Trust II.
4.23*      --     Certificate of Trust of BorgWarner Capital Trust III.
4.24*      --     Declaration of Trust of BorgWarner Capital Trust III.
4.25**     --     Form of Amended and Restated Declaration of Trust of the
                  BorgWarner Capital Trusts relating to Trust Preferred
                  Securities.
4.26**     --     Form of Trust Preferred Security (to be included in Exhibit
                  4.25).
4.27**     --     Form of Guarantee Agreement of BorgWarner Inc. relating to the Trust Preferred Securities.

EXHIBIT
NUMBER                              DESCRIPTION OF EXHIBITS
-------                             -----------------------
4.28**     --     Form of Agreement as to Expenses and Liabilities relating to
                  Trust Preferred Securities.
5.1**      --     Opinion of Wachtell, Lipton, Rosen & Katz.
5.2**      --     Opinion of Morris, Nichols, Arsht & Tunnell.
12.1*      --     Computation of Ratio of Earnings to Fixed Charges.
23.1*      --     Consent of Deloitte & Touche LLP.
23.2*      --     Consent of KPMG.
23.3**     --     Consent of Wachtell, Lipton, Rosen & Katz (included in
                  Exhibit 5.1).
23.4**     --     Consent of Morris, Nichols, Arsht & Tunnell (included in
                  Exhibit 5.2).
24.1       --     Powers of Attorney (included in signature page hereof).
25.1***    --     Form T-1 Statement of Eligibility under the Trust Indenture
                  Act of 1939, as amended, of the Senior Trustee under the
                  Senior Debt Indenture.
25.2***    --     Form T-1 Statement of Eligibility under the Trust Indenture
                  Act of 1939, as amended, of the Subordinated Trustee under the Subordinated Debt Indenture.
25.3***    --     Form T-1 Statement of Eligibility under the Trust Indenture
                  Act of 1939, as amended, of Trustee under Amended and
                  Restated Declaration of Trust of BorgWarner Capital Trusts
                  relating to the Trust Preferred Securities.
25.4***    --     Form T-1 Statement of Eligibility under the Trust Indenture
                  Act of 1939, as amended, of Trustee under Guarantee
                  Agreement of BorgWarner Inc. relating to the Trust Preferred
                  Securities.

---------------

  * Filed herewith.

 ** To be filed by amendment or as an exhibit to a document to be incorporated by reference herein.

*** To be filed separately pursuant to Trust Indenture Act Section 305(b)(2).

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993, as amended (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, BorgWarner Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on November 21, 2001.

                                          BORGWARNER INC.

                                          By: /s/ JOHN F. FIEDLER
                                            ------------------------------------
                                            John F. Fiedler
                                            Chairman of the Board and
                                            Chief Executive Officer

                                BORGWARNER INC.
                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints John F. Fiedler, Laurene H. Horiszny and Vincent M. Lichtenberger, and each acting alone, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments or supplements thereto in the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                   CAPACITY                         DATE
                ---------                                   --------                         ----

           /s/ JOHN F. FIEDLER                       Chairman of the Board,            November 21, 2001
------------------------------------------    Chief Executive Officer and Director
             John F. Fiedler                      (Principal Executive Officer)

         /s/ GEORGE E. STRICKLER                    Executive Vice President           November 21, 2001
------------------------------------------         and Chief Financial Officer
           George E. Strickler                    (Principal Financial Officer)

           /s/ WILLIAM C. CLINE                   Vice President and Controller        November 21, 2001
------------------------------------------       (Principal Accounting Officer)
             William C. Cline

          /s/ PHYLLIS O. BONANNO                            Director                   November 21, 2001
------------------------------------------
            Phyllis O. Bonanno

                SIGNATURE                                   CAPACITY                         DATE
                ---------                                   --------                         ----
        /s/ DR. ANDREW F. BRIMMER                           Director                   November 21, 2001
------------------------------------------
          Dr. Andrew F. Brimmer

          /s/ WILLIAM E. BUTLER                             Director                   November 21, 2001
------------------------------------------
            William E. Butler

           /s/ JERE A. DRUMMOND                             Director                   November 21, 2001
------------------------------------------
             Jere A. Drummond

            /s/ PAUL E. GLASKE                              Director                   November 21, 2001
------------------------------------------
              Paul E. Glaske

             /s/ IVAN W. GORR                               Director                   November 21, 2001
------------------------------------------
               Ivan W. Gorr

           /s/ ALEXIS P. MICHAS                             Director                   November 21, 2001
------------------------------------------
             Alexis P. Michas

               /s/ JOHN RAU                                 Director                   November 21, 2001
------------------------------------------
                 John Rau

     Pursuant to the requirements of the Securities Act of 1933, as amended, each of BorgWarner Capital Trust I, BorgWarner Capital Trust II and BorgWarner Capital Trust III certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on November 21, 2001.

                                          BORGWARNER CAPITAL TRUST I
                                          By BorgWarner Inc., as Sponsor

                                          By: /s/ GEORGE E. STRICKLER
                                            ------------------------------------
                                            George E. Strickler
                                            Executive Vice President and
                                            Chief Financial Officer

                                          BORGWARNER CAPITAL TRUST II
                                          By BorgWarner Inc., as Sponsor

                                          By: /s/ GEORGE E. STRICKLER
                                            ------------------------------------
                                            George E. Strickler
                                            Executive Vice President and
                                            Chief Financial Officer

                                          BORGWARNER CAPITAL TRUST III
                                          By BorgWarner Inc., as Sponsor

                                          By: /s/ GEORGE E. STRICKLER
                                            ------------------------------------
                                            George E. Strickler
                                            Executive Vice President and
                                            Chief Financial Officer

                               INDEX TO EXHIBITS

    EXHIBIT
    NUMBER                           DESCRIPTION OF EXHIBITS
    -------                          -----------------------
     1.1  **  --   Form of Underwriting Agreement.
     4.1      --   Restated Certificate of Incorporation of registrant
                   (incorporated by reference to Exhibit 3.1 to the
                   registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993).
     4.2      --   By-Laws of registrant (incorporated by reference to Exhibit
                   3.2 to the registrant's Quarterly Report on Form 10-Q for
                   the quarter ended September 30, 1993).
     4.3      --   Certificate of Designations, Preferences and Rights of
                   Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.3 of the registrant's Annual
                   Report on Form 10-K for the year ended December 31, 1998).
     4.4      --   Certificate of Ownership and Merger Merging BorgWarner Inc.
                   into Borg-Warner Automotive, Inc. (incorporated by reference to Exhibit 99.1 of the registrant's Quarterly Report on Form
                   10-Q for the quarter ended March 31, 2000).
     4.5      --   Indenture, dated as of November 1, 1996, between Borg-Warner
                   Automotive, Inc. and The First National Bank of Chicago
                   (incorporated by reference to Exhibit 4.1 to Registration
                   Statement No. 333-14717).
     4.6      --   Indenture, dated as of February 15, 1999, between
                   Borg-Warner Automotive, Inc. and The First National Bank of
                   Chicago (incorporated by reference to Exhibit 4.1 to
                   Amendment No. 1 to Registration Statement No. 333-66879).
     4.7      --   Rights Agreement, dated as of July 22, 1998, between
                   Borg-Warner Automotive, Inc. and Mellon Investor Services,
                   L.L.C. (incorporated by reference to Exhibit 4.1 to the
                   Registration Statement on Form 8-A filed on July 24, 1998).
     4.8      --   Form of Senior Debt Indenture (incorporated by reference to
                   Exhibit 4.1 to Registration Statement No. 333-84931).
     4.9      --   Form of Subordinated Debt Indenture (incorporated by
                   reference to Exhibit 4.3 to Registration Statement No.
                   333-84931).
     4.10 **  --   Form of Senior Debt Securities.
     4.11 **  --   Form of Subordinated Debt Securities.
     4.12 **  --   Form of Certificates of Designation with respect to
                   Preferred Stock, other than Series A Junior Participating
                   Preferred Stock.
     4.13 **  --   Form of Deposit Agreement.
     4.14 **  --   Form of Depositary Receipts.
     4.15 **  --   Form of Warrant Agreement.
     4.16 **  --   Form of Warrants.
     4.17 **  --   Form of Unit Agreement.
     4.18 **  --   Form of Units.
     4.19 *   --   Certificate of Trust of BorgWarner Capital Trust I.
     4.20 *   --   Declaration of Trust of BorgWarner Capital Trust I.
     4.21 *   --   Certificate of Trust of BorgWarner Capital Trust II.
     4.22 *   --   Declaration of Trust of BorgWarner Capital Trust II.
     4.23 *   --   Certificate of Trust of BorgWarner Capital Trust III.
     4.24 *   --   Declaration of Trust of BorgWarner Capital Trust III.
     4.25 **  --   Form of Amended and Restated Declaration of Trust of the
                   BorgWarner Capital Trusts relating to Trust Preferred
                   Securities.
     4.26 **  --   Form of Trust Preferred Security (to be included in Exhibit
                   4.25).
     4.27 **  --   Form of Guarantee Agreement of BorgWarner Inc. relating to the Trust Preferred Securities.
     4.28 **  --   Form of Agreement as to Expenses and Liabilities relating to
                   Trust Preferred Securities.
     5.1  **  --   Opinion of Wachtell, Lipton, Rosen & Katz.
     5.2  **  --   Opinion of Morris, Nichols, Arsht & Tunnell.

    EXHIBIT
    NUMBER                           DESCRIPTION OF EXHIBITS
    -------                          -----------------------
    12.1  *   --   Computation of Ratio of Earnings to Fixed Charges.
    23.1  *   --   Consent of Deloitte & Touche LLP.
    23.2  *   --   Consent of KPMG.
    23.3  **  --   Consent of Wachtell, Lipton, Rosen & Katz (included in
                   Exhibit 5.1).
    23.4  **  --   Consent of Morris, Nichols, Arsht & Tunnell (included in
                   Exhibit 5.2).
    24.1      --   Powers of Attorney (included in signature page hereof).
    25.1  *** --   Form T-1 Statement of Eligibility under the Trust Indenture
                   Act of 1939, as amended, of the Senior Trustee under the
                   Senior Debt Indenture.
    25.2  *** --   Form T-1 Statement of Eligibility under the Trust Indenture
                   Act of 1939, as amended, of the Subordinated Trustee under the Subordinated Debt Indenture.
    25.3  *** --   Form T-1 Statement of Eligibility under the Trust Indenture
                   Act of 1939, as amended, of Trustee under Amended and
                   Restated Declaration of Trust of BorgWarner Capital Trusts
                   relating to the Trust Preferred Securities.
    25.4  *** --   Form T-1 Statement of Eligibility under the Trust Indenture
                   Act of 1939, as amended, of Trustee under Guarantee
                   Agreement of BorgWarner Inc. relating to the Trust Preferred
                   Securities.

---------------

  * Filed herewith.

 ** To be filed by amendment or as an exhibit to a document to be incorporated by reference herein.

*** To be filed separately pursuant to Trust Indenture Act Section 305(b)(2).